Exhibit 10.1

FOURTH AMENDED AND RESTATED
WAREHOUSING CREDIT AND SECURITY AGREEMENT

Dated as of September 25, 2012

Among

CENTERLINE MORTGAGE CAPITAL INC.
and CENTERLINE MORTGAGE PARTNERS INC.,
as the Borrowers

BANK OF AMERICA, N.A.,
as the Agent

and

BANK OF AMERICA, N.A. and certain other financial institutions party hereto from time to time,
as the Lenders

**************

BANC OF AMERICA SECURITIES, LLC,
as Sole Arranger and Book Runner

Up to $100,000,000.00

TABLE OF CONTENTS

1.	BACKGROUND.		2

	1.1	Defined Terms	2
	1.2	General	2
	1.3	Accounting Principles	2

2.	LOAN PROVISIONS.		3

	2.1	The Facility.	3
	2.2	Term of Loan	3
	2.3	Advances.	3
	2.4	Interest Rate and Payment Terms	4
	2.5	Loan Fees.	8
	2.6	Acceleration	9

3.	SECURITY FOR THE FACILITY.		9

	3.1	Grant of Security Interest	9
	3.2	Authenticated Record	11
	3.3	Release of Security Interest in Pledged Assets.	11
	3.4	Collection	12
	3.5	Return of Collateral at End of Commitment.	13
	3.6	Delivery of Collateral Documents.	13
	3.7	Loan Documents and Security Documents	14

4.	CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES		14

5.	CONDITIONS PRECEDENT.		14

	5.1	Conditions Precedent to Effectiveness of this Agreement and Funding Initial Advance	14
	5.2	Advances.	14

6.	WARRANTIES AND REPRESENTATIONS		16

	6.1	Financial Information	16
	6.2	No Violations	16
	6.3	No Litigation	16
	6.4	Franchises, Patents, Copyrights, Etc	16
	6.5	Good Title and No Liens	16
	6.6	Use of Proceeds	16
	6.7	Organization	17
	6.8	Valid and Binding	17
	6.9	Deferred Compensation and ERISA	18
	6.10	No Materially Adverse Contracts, Etc	18
	6.11	Compliance With Other Instruments, Laws, Etc

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	6.12	Tax Status	18
	6.13	Holding Company and Investment Company Acts	18
	6.14	Certain Transactions	19
	6.15	Regulations U and X	19
	6.16	Loan Documents	19
	6.17	No Default	19
	6.18	No Broker or Finder	19
	6.19	Background Information and Certificates	19
	6.20	Servicing	19
	6.21	Assumed Names	19
	6.22	Affirmation of Representations; Survival	20

7.	COVENANTS		20

	7.1	Punctual Payment	20
	7.2	Maintenance of Office	20
	7.3	Records and Accounts	20
	7.4	Notices.	20
	7.5	Financial Statements and Reports	21
	7.6	Existence; Conduct of Business.	25
	7.7	Insurance	25
	7.8	Taxes and Trade Debt	25
	7.9	Compliance with Laws, Contracts, Licenses, and Permits	26
	7.10	Bank Accounts	26
	7.11	Closing Instructions	26
	7.12	Other Loan Obligations	26
	7.13	Further Assurances	26
	7.14	Restrictions on Indebtedness and Liens.	27
	7.15	Restrictions on Investments	30
	7.16	Indemnification Against Payment of Brokers’ Fees	30
	7.17	Merger, Consolidation.	30
	7.18	Subsidiaries	31
	7.19	Loans and Advances	31
	7.20	Fiscal Year	31
	7.21	Charging Accounts	31
	7.22	Place for Records; Inspection.	31
	7.23	Costs and Expenses	32
	7.24	Indemnification	32
	7.25	Financial Covenants.	33
	7.26	Replacement Documentation	34
	7.27	Use of Proceeds	34
	7.28	Source and Subordination of Co-Funding Amounts	35
	7.29	Dividends	35

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL		36

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	8.1	Representations, Warranties and Covenants Concerning Eligibility as Seller/Servicer of Mortgage Loans	36
	8.2	Representations and Warranties Concerning Collateral	36
	8.3	Affirmative Covenants Concerning Collateral.	39
	8.4	Special Negative Covenants Concerning Collateral	40
	8.5	Special Representation and Warranty Concerning Fannie Mae DUS Program Reserve Requirements	40
	8.6	Special Representations and Warranties Concerning FHA Mortgage Loans	40
	8.7	Special Representations and Warranties Concerning Servicing Collateral	41

9.	EVENTS OF DEFAULT		42

	9.1	Default and Events of Default	42
	9.2	Written Waivers	44
	9.3	Remedies.	44

10.	SECURITY INTEREST AND SET-OFF.		47

	10.1	Security Interest	47
	10.2	Set-Off	47
	10.3	Right to Freeze	48
	10.4	Additional Rights	48

11.	THE AGENT AND THE LENDERS		48

	11.1	Rights, Duties and Immunities of the Agent.	48
	11.2	Respecting Loans and Payments.	52
	11.3	Assignment and Participation.	56
	11.4	Administrative Matters.	60
	11.5	Commitment Increases	58

12.	GENERAL PROVISIONS.		62

	12.1	Notices	62
	12.2	Payments to be Charged as an Advance	63
	12.3	Parties Bound; Integration	63
	12.4	Waivers, Extensions and Releases	64
	12.5	Governing Law.	64
	12.6	Consent to Jurisdiction	66
	12.7	JURY TRIAL WAIVER	66
	12.8	Survival	64
	12.9	Cumulative Rights	64
	12.11	Obligations Absolute	64
	12.12	Counterparts	65
	12.13	Time Of the Essence	65
	12.14	No Oral Change	65
	12.15	Monthly Statements	65
	12.16	Confidentiality	65

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EXHIBITS AND SCHEDULES:

Exhibit A	Definitions
Exhibit B	Procedures and Documentation for Warehousing Mortgage Loans
Exhibit B-1	Procedures and Documentation for Warehousing Fannie Mae Mortgage Loans
Exhibit B-2	Procedures and Documentation for Warehousing Freddie Mac Mortgage Loans
Exhibit B-3	Procedures and Documentation for Warehousing FHA Mortgage Loans
Exhibit C	Advance Request
Exhibit D	Eligible Loans
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Promissory Note
Exhibit G	Form of Compliance Certificate
Exhibit H	List of Approved Investors
Exhibit I	Closing Checklist
Schedule 1	Lenders and Commitments

Disclosure Schedule:

Section 4:	Authorized Representatives
Section 6.3:	Litigation
Section 6.7:	Organization
Section 6.7.1:	Ownership, Subsidiaries and Taxpayer Identification Numbers
Section 6.14:	Certain Transactions
Section 6.20:	Servicing Portfolio
Section 6.21:	Assumed Names
Section 7.7:	Insurance
Section 7.12:	Indebtedness of Borrowers and their Subsidiaries
Section 7.14.1:	Other Indebtedness
Section 7.14.2:	Other Liens

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FOURTH AMENDED AND RESTATED
WAREHOUSING CREDIT AND SECURITY AGREEMENT

This Fourth Amended and Restated Warehousing Credit and Security Agreement is made and entered into as of September 25, 2012, among: (a) Centerline Mortgage Capital Inc., a Delaware corporation (“CMC”), and Centerline Mortgage Partners Inc., a Delaware corporation (“CMP,” and, collectively with CMC, the “Borrowers”); (b) Bank of America, N.A. and each other financial institution party hereto from time to time as a Lender (as defined in Exhibit A); and (c) Bank of America, N.A., as agent for itself and the other Lenders (in such capacity, the “Agent”).

RECITALS

Reference is made to the following facts that constitute the background of this Agreement:

A.          CMC, CMP and Citicorp USA, Inc. entered into that certain Warehousing Credit and Security Agreement, dated as of May 31, 2007 (as amended and/or restated from time to time, the “Original Agreement”).

B.           Pursuant to an Assignment and Acceptance, dated as of December 27, 2007, Bank of America, N.A. succeeded to Citicorp USA, Inc.’s rights and obligations under the Original Agreement.

C.          The Lenders, the Agent and the Borrowers have previously amended and restated the Original Agreement in its entirety as set forth in that certain Amended and Restated Warehousing Credit and Security Agreement, dated as of May 30, 2008, and again as set forth in that certain Second Amended and Restated Warehousing Credit and Security Agreement, dated as of September 28, 2009, and again as set forth in that certain Third Amended and Restated Warehousing Credit and Security Agreement, dated as of October 4, 2010 (as amended and/or restated from time to time prior to the date hereof, the “Third Amended and Restated Agreement”);

D.          The Borrowers have requested that the Third Amended and Restated Agreement be further amended and restated in accordance with the terms of this Agreement in order to, among other things, extend the stated Maturity Date; and

E.           In response to such requests, the Agent and the Lenders are willing to so amend and restate the Third Amended and Restated Agreement upon the terms and conditions set forth herein, it being the intention of the parties that such amendment and restatement shall not constitute a novation of the obligations of the Borrowers under the Original Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   BACKGROUND.

 1.1           Defined Terms.  Capitalized terms used in this Agreement which are not otherwise defined herein are defined in Exhibit A.

 1.2           General.  Unless otherwise specified in the Loan Documents: (a) references in a Loan Document to “Sections,” “Exhibits,” and “Schedules” are to sections, exhibits, and schedules in and to such Loan Document, (b) references in a Loan Document to any document, instrument, or agreement (i) shall include all exhibits, schedules, and other attachments thereto, (ii) shall include all documents, instruments, or agreements issued or executed in replacement or restatement thereof, to the extent permitted hereby, and (iii) shall mean such document, instrument, or agreement, or replacement or predecessor thereto, as amended, supplemented, restated, or otherwise modified from time to time to the extent permitted hereby and in effect at any given time, (c) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine, and the neuter, (d) unless explicitly set forth to the contrary, a reference to a “Subsidiary” means a Subsidiary of the Borrowers or a Subsidiary of such Subsidiary, and a reference to an “Affiliate” means a reference to an Affiliate of any of the Borrowers, (e) titles and captions of Sections, subsections, and clauses in any Loan Document are for convenience only, and neither limit nor amplify the provisions of such Loan Document, (f) unless otherwise indicated, all references to time are references to Boston, Massachusetts, time, (g) all references to money (including the symbol “$”) are to lawful currency of the United States, (h) references to “including” mean including without limiting the generality of any description preceding that word, (i) the rule of construction providing that references to general items following references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Documents, (j) references to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (k) references to any Legal Requirement include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it, and (l) all references to rights of the Agent or the Lenders upon the occurrence of a Default or an Event of Default shall continue with respect to such Default or Event of Default only so long as  such Default or Event of Default continues to exist to the extent such Default or Event of Default can be cured under this Agreement, and all rights of the Borrowers to take any action prior to the occurrence of a Default or an Event of Default shall be reinstated upon such Default or Event of Default being cured to the extent such cure is allowed herein.

 1.3           Accounting Principles.  All accounting and financial terms used in the Loan Documents and the compliance with each financial covenant therein shall be determined in accordance with GAAP, and all accounting principles shall be applied on a consistent basis so that the accounting principles in a current period are comparable in all material respects to those applied during the preceding comparable period.  The Borrowers shall notify the Agent of any change in GAAP from that in effect on the date hereof which would in any way effect the operation of any covenant in any Loan Documents (including covenants which relate to Persons other than the Borrowers), whereupon the Agent and the Borrowers shall attempt for a reasonable period (not to exceed ten (10) Business Days unless the Agent and the Borrowers agree to extend such time period)  to agree upon appropriate amendments to the affected covenants to eliminate such effect and to produce equivalent results, failing which, for purposes of calculating such financial covenants, GAAP will mean generally accepted accounting principles on the date just prior to the date on which any such change in GAAP became effective.

2.   LOAN PROVISIONS.

 2.1       The Facility.

 2.1.1                The Loan.  Subject to the terms and conditions of this Agreement, the Lenders agree to make Advances to the Borrowers from the date hereof to the Maturity Date (or, in the event that the Maturity Date is not a Business Day, to the Business Day immediately preceding the Maturity Date), during which period the Borrowers may borrow, repay and re-borrow in accordance with the provisions of this Agreement. The aggregate amount of all Advances outstanding from time to time hereunder may hereinafter collectively be referred to as the “Loan”.  At such time as a Default or an Event of Default has occurred and is continuing, the Lenders may refuse to make any additional Advances to the Borrowers.

 2.1.2                Maximum Amount of Facility.  Subject to the applicable terms and conditions of this Agreement, the maximum principal amount outstanding under the Loan shall not exceed the aggregate Commitment Amount.

 2.1.3                Limitations on Advances.  In addition to the limitations set forth on Exhibit D or elsewhere in this Agreement, each Advance to fund a Mortgage Loan shall be limited so as not to exceed the product of (a) the Advance Rate for such Mortgage Loan set forth on Exhibit D, times (b) the Collateral Value for such Mortgage Loan.

 2.1.4                Outstanding Balance of the Loan.  In the event that at any time the outstanding principal balance of the Loan exceeds the lesser of (a) the aggregate Commitment Amount or (b) the sum of the Collateral Value of each Pledged Asset times the applicable Advance Rate for such Pledged Asset, the Borrower shall immediately repay such excess amount on demand to the Agent so that the outstanding principal balance of the Loan is in compliance with the terms and provisions of this Section.

 2.2       Term of Loan.  The Loan shall mature and become due and payable, and shall be repaid (together with all accrued and unpaid interest thereon and any other then outstanding Obligations) by the Borrowers in full, on the Maturity Date.  Notwithstanding the foregoing, the Borrowers may terminate the Commitment upon not less than thirty (30) days prior written Notice to the Agent.  All Obligations of the Borrowers shall automatically become due and payable, without demand or Notice of any kind, on the effective date of such termination, including, but not limited to, all Advances, accrued and unpaid interest, accrued and unpaid Non-Usage Fees, costs and expenses, and the Agent’s fees through such effective date.

 2.3       Advances.

 2.3.1             To obtain an Advance under this Agreement, the Borrowers must deliver to the Agent, not later than 3:00 p.m. (Eastern time) on the Business Day prior to the date on which the Borrower desires the Advance, a completed and signed request for an Advance (“Advance Request”), on the then current form approved by the Agent.  Any Advance Request received by the Agent later than 3:00 p.m. (Eastern time) on a Business Day will be deemed received on the following Business Day.

 2.3.2           Subject to the delivery of an Advance Request, and the satisfaction of the conditions set forth in Sections 5.1 and 5.2, the Borrowers may obtain an Advance under this Agreement upon compliance with the procedures set forth in this Section and in the applicable Exhibit B, including delivery to the Agent of all required Collateral Documents. The Agent’s current form of Advance Request is set forth in Exhibit C.  Upon not less than three (3) Business Days’ prior written Notice to the Borrowers, the Agent may modify its form of Advance Request and any other Exhibit referred to in this Section (other than Exhibit D, which shall only be modified in accordance with Section 12.11 hereof) to conform to current Legal Requirements or the Agent’s or any Lender’s practices with respect to facilities of this type generally applied and, as so modified, those Exhibits will be deemed a part of this Agreement.  Each Advance requested by a Borrower shall be deposited into the Borrowers’ Funding Account.

 2.3.3           Notwithstanding any other provision of this Agreement or any other Loan Document, (a) at such time as either (i) the long-term senior unsecured debt rating of Freddie Mac shall be reduced by S&P to A or lower, or (ii) any event or action described in Sections 9.1.6 or 9.1.7 of this Agreement under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, shall occur or be taken by or with respect to Freddie Mac (not including the conservatorship of Freddie Mac in effect as of the date hereof), the Borrowers shall not be entitled to obtain, and the Lenders shall have no obligation to make, any Advances hereunder to fund the origination of a Freddie Mac Mortgage Loan, and (b) at such time as either (i) the long-term senior unsecured debt rating of Fannie Mae shall be reduced by S&P to A or lower, or (ii) any event or action described in Sections 9.1.6 or 9.1.7 of this Agreement under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, shall occur or be taken by or with respect to Fannie Mae (not including the conservatorship of Fannie Mae in effect as of the date hereof), the Borrowers shall not be entitled to obtain, and the Lenders shall have no obligation to make, any Advances hereunder to fund the origination of a Fannie Mae Mortgage Loan.

 2.4       Interest Rate and Payment Terms.  All Advances made under the Loan shall be payable as to interest and principal in accordance with the provisions of this Agreement and the Notes.  This Agreement also provides for interest at a Default Rate, Late Charges and prepayment rights and fees.  All payments for the account of the Lenders that are payable to the Lenders hereunder shall be applied to the respective accounts of the Lenders in accordance with each Lender’s Commitment Percentage.  The Agent will disburse such payments to the Lenders on the date of receipt thereof if received prior to 2:00 p.m. (Eastern time) on such date and, if not, on the next Business Day.  Any and all interest rate selection and conversion provisions in this Agreement are to be administered by the Agent and to be allocated on a pro rata basis to the Note held by each Lender based upon such Lender’s Commitment Percentage.

 2.4.1          Interest Rate.  Interest shall accrue each day on the outstanding principal balance of each Advance at the Applicable Rate.

 2.4.2          Payment and Calculation of Interest.  All interest shall accrue in arrears and be payable: (a) on the first Business Day of each calendar month, commencing on the first Business Day of the calendar month immediately following the date hereof, and on the first Business Day of each month thereafter until all Obligations incurred with respect to this Agreement shall be fully paid; and (b) on the Maturity Date.  All interest shall be calculated on the basis of a 360 day year and the actual number of days elapsed.

 2.4.3          Principal.  The outstanding principal balance of the Loan shall be repaid as follows:

       (a)   Each Advance (or any portion thereof, if such Advance was used to fund multiple Eligible Loans) shall be repaid upon the earlier to occur of (i) the payment of the Committed Purchase Price from an Approved Investor with respect to the Eligible Loan funded with such Advance, or (ii) the last day of the Warehouse Period applicable to such Advance, as set forth on Exhibit D.

       (b)   Upon telephonic Notice to the Borrowers by the Agent, the Borrowers must pay to the Agent the amount of any outstanding Advance made with respect to a specific Pledged Asset (and the Borrowers hereby authorize the Agent to charge each Borrower’s Operating Account, the Cash Collateral Account and/or the Funding Account for such amount) upon the earliest occurrence of any of the following events:

    (i)   On the date an Advance was made if the Pledged Loan that was to have been funded by that Advance is not closed and funded.

    (ii)   The elapse of three (3) Business Days from the date an Advance was made against a Pledged Loan, without receipt of the Collateral Documents relating to that Pledged Loan required to be delivered on that date, or such Collateral Documents, upon examination by the Agent, are found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment.

    (iii)        The elapse of ten (10) Business Days without the return of a Collateral Document delivered by the Agent to the Borrowers under a Trust Receipt for correction or completion.

    (iv)        On the date on which a Pledged Asset is determined to have been originated based on untrue, incomplete or inaccurate information or otherwise to be subject to fraud, whether or not the Borrowers had knowledge of the misrepresentation, incomplete or incorrect information or fraud, or on the date on which the Borrowers know, or have reason to know, or receive Notice from the Agent, that one or more of the representations and warranties set forth in Article 8 with respect to such Pledged Asset were inaccurate or incomplete in any material respect on any date when made or deemed made.

    (v)   On the date a default occurs with respect to the Pledged Asset.

    (vi)   On the mandatory delivery date of the related Purchase Commitment if the related Pledged Asset has not been delivered under the Purchase Commitment prior to such mandatory delivery date, or on the date the related Purchase Commitment expires or is terminated.

    (vii)        Three (3) Business Days after the date a Pledged Asset becomes covered by a Defaulted Commitment unless (y) the Agent exercises its rights under Section 2.4.3(e) to revalue the Pledged Asset and the Borrower pays in full the amount required in such Section prior to the end of such three (3) Business Day period, or (z) another Purchase Commitment for such Pledged Asset is provided within such three (3) Business Day period.

    (viii)       Upon the sale, other disposition or prepayment of any Pledged Asset or, with respect to a Pledged Loan included in an Eligible Mortgage Pool, upon the sale or other disposition of the related Agency Security.

      (c)   In addition to the payments required pursuant to Section 2.4.3(b), if the principal amount of any Pledged Loan is prepaid in whole or in part while an Advance is outstanding against the Pledged Loan, the Borrowers must pay to the Agent, without the necessity of prior demand or Notice from the Agent, the amount of the prepayment, to be applied against the Advance.

      (d)   The proceeds of the sale or other disposition of (i) a Pledged Loan must be paid directly by the Approved Investor to the Cash Collateral Account, and (ii) a Pledged Security must be paid directly by the Approved Investor to the Agent’s Custodial Account.  The Borrowers must give Notice to the Agent (by telephone or electronic mail, and if by telephone, followed promptly by written notice) of the Pledged Asset for which proceeds have been received. Upon receipt of such Notice from the Borrowers, the Agent will apply any proceeds deposited into the Borrowers’ Cash Collateral Account to the payment of the Advance related to the Pledged Asset identified by the Borrowers in the Notice, and that Pledged Asset will be considered to have been redeemed from pledge.  The Agent is entitled to rely upon the Borrowers’ affirmation that deposits in the Cash Collateral Account represent payments from Approved Investors for the purchase of the Pledged Asset specified by the Borrowers in the Notice.  If the payment from an Approved Investor for the purchase of a Pledged Asset is less than the outstanding Advance against such Pledged Asset (a “Deficiency”), the Borrowers shall immediately deposit into the Cash Collateral Account cash in an aggregate amount equal to the Deficiency and hereby authorize the Agent to charge the Cash Collateral Account for the amount deposited by the Borrowers to cover such Deficiency, which cash shall be applied by the Agent against such Advance. As long as no Default or Event of Default exists, the Agent will transfer any excess payment from an Approved Investor for a Pledged Asset into the Operating Account of the applicable Borrower.

      (e)   The Agent reserves the right in its unrestricted discretion (but shall not be obligated) to revalue any Pledged Asset that is covered by a Defaulted Commitment.  In the event the Agent revalues a Pledged Asset, and the Borrower has not provided a replacement Purchase Commitment pursuant to clause (z) of Section 2.4.3(b)(vii), the Borrower, without the necessity of prior demand, but within the three (3) Business Day period set forth in Section 2.4.3(b)(vii), shall pay any amount required after any such revaluation to reduce the principal amount of the Advances outstanding against the revalued Pledged Asset to an amount that does not exceed the applicable Advance Rate multiplied by the Fair Market Value of such Pledged Asset.

      (f)      As provided for in Section 2.4.5.

 2.4.4          Prepayment.  The Loan or any portion thereof may be prepaid in full or in part on any Business Day, without premium or penalty, at any time by 2:00 p.m. (Eastern time) on the date of such prepayment.

 2.4.5          Maturity.  Upon acceleration of the Loan, if the Loan has been accelerated by the Agent (or the Loan has been automatically terminated) upon an Event of Default, or at the Maturity Date, all accrued and unpaid interest, principal and other Obligations due with respect to the Loan shall be due and payable in full, and the principal balance and such other Obligations, but not unpaid interest, shall continue to bear interest at the Default Rate until so paid.

 2.4.6          Method of Payment; Date of Credit.  All payments of interest, principal and fees shall be made in lawful money of the United States in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments: (a) with respect to interest, by direct charge to the Operating Accounts, Cash Collateral Account and/or Funding Account of the Borrowers, or (b) by wire transfer to the Agent.  Payments shall be credited on the Business Day on which immediately available funds are received prior to 2:00 p.m. (Eastern time); payments received after 2:00 p.m. (Eastern time) shall be credited to the Loan on the next Business Day.  Payments which are by check, which the Agent may at its option accept or reject, or which are not in the form of immediately available funds, shall not be credited to the Loan until such funds become immediately available to the Agent, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payor bank. All payments shall be applied first to the payment of all fees, expenses, and other amounts due to the Lenders (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal, provided, however, that after the occurrence and during the continuation of an Event of Default, payments will be applied to the Obligations as the Agent determines, subject to the provisions of Section 11.2.4.

 2.4.7          Billings.  The Agent may submit monthly billings reflecting payments due; however, any changes in the interest rate which occur between the date of billing and the due date may be reflected in the billing for a subsequent month.  Neither the failure of the Agent to submit a billing nor any error in any such billing shall excuse the Borrowers from the obligation to make full payment of all the Borrowers’ payment Obligations when due.

 2.4.8           Default Rate.  Following any Event of Default (including, without limitation, following the Maturity Date), unless and until the Event of Default is waived by the Agent or cured, the Agent shall have the option of imposing, and the Borrowers shall pay upon billing therefor, an interest rate which is four percent (4%) per annum above the Applicable Rate (the “Default Rate”).

 2.4.9           Late Charges.  The Borrowers shall pay, upon billing therefor, a “Late Charge” equal to five percent (5%) of the amount of any payment of principal, other than principal due at the Maturity Date (or the date on which the Agent accelerates the time for payment of the Loan after the occurrence of an Event of Default), interest, or other Obligations, which are not paid within ten (10) days of the due date thereof.  Late Charges are: (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate the Agent and the Lenders for administrative and processing costs incident to late payments, (c) not interest, and (d) not subject to refund or rebate or credit against any other amount due.

 2.4.10          Overdraft Advances.  Notwithstanding any other provision of this Agreement, if, pursuant to this Agreement, the Agent debits the Borrowers’ Operating Accounts, Cash Collateral Account or Funding Account to honor an item presented against any such account and that debit or direction results in an overdraft, the Agent may, but in no event shall be obligated to, make an additional Advance to fund that overdraft (an “Overdraft Advance”).  The Borrowers shall pay the outstanding amount of any Overdraft Advance within one (1) Business Day after the date of the Overdraft Advance.

 2.5       Loan Fees.

 2.5.1            Fee Letter.  The Borrowers shall pay to the Agent, a commitment fee, a syndication fee and certain other miscellaneous fees as set forth in the Fee Letter.

 2.5.2            Nonusage Fee.  The Borrower agrees to pay an unused commitment fee to the Agent, for the ratable benefit of the Lenders, in an amount equal to the unused portion of the Commitment Amount multiplied by ten (10) basis points per annum (the “Unused Fee”).  The Unused Fee shall be calculated for each day of a calendar quarter (or portion thereof) and shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Maturity Date.

2.5.3             Fee to Sole Arranger and Book Runner.  The Borrower shall pay to the Agent, solely for the benefit of the Sole Arranger and Book Runner, such fees as are set forth in the Fee Letter.

 2.5.4            Fees for Withdrawn or One Day Advances.  If, for any reason, (a) the Borrowers repay an Advance on the same day that it was made by the Lenders, or (b) the Borrowers instruct the Agent not to make a previously requested Advance after any Lender has borne any cost or expense in connection with reserving funds or making other arrangements necessary to enable such Lender to fund that Advance, the Borrowers agree to pay to each Lender a fee equal to one day of interest on that Advance at the Applicable Rate.  Such fees are due and payable in the same manner as interest is due and payable under this Agreement.

 2.6       Acceleration.  The Agent may, and upon the request of the Requisite Lenders shall, terminate the Commitments, and accelerate the Loan, following an Event of Default, provided, however, upon the occurrence of any Event of Default described in Sections 9.1.6 or 9.1.7, the Commitments shall automatically terminate and all such amounts shall become immediately due and payable automatically and without any requirement of notice from any of the Lenders or the Agent.  Upon such an acceleration, all Obligations shall be due and payable together with interest thereon at the Default Rate and any applicable make whole premiums.

3.   SECURITY FOR THE FACILITY.

 3.1       Grant of Security Interest.  As security for the Obligations, each Borrower grants a security interest to the Agent, for the ratable benefit of the Lenders, in all of such Borrower’s right, title and interest in and to the following described property, in each case whether now owned or hereafter acquired (collectively, the “Collateral”):

 3.1.1                All amounts advanced by Lenders to or for the account of the Borrowers under this Agreement to fund a Mortgage Loan until that Mortgage Loan is closed and the proceeds thereof disbursed.

 3.1.2                All Mortgage Loans, including all Mortgage Notes and Mortgages evidencing or securing those Mortgage Loans, that are delivered or caused to be delivered to the Agent for the benefit of the Lenders (including delivery to a third party on behalf of the Agent), or that otherwise come into the possession, custody or control of the Agent for the purpose of pledge or in respect of which Lenders have made an Advance under this Agreement (collectively, “Pledged Loans”).

 3.1.3                All Mortgage-backed Securities that are created in whole or in part on the basis of Pledged Loans or are delivered or caused to be delivered to the Agent for the benefit of the Lenders, or are otherwise in the possession of the Agent, or its agent, bailee or custodian as assignee, or pledged to the Agent for the benefit of the Lenders, or for such purpose are registered by book-entry in the name of the Agent  (including delivery to or registration in the name of a third party on behalf of the Agent) under this Agreement or in respect of which an Advance has been made by Lenders under this Agreement (collectively, “Pledged Securities”).

 3.1.4                All assignments of First Mortgages and Mortgage Notes.

 3.1.5                All assignments of Second Mortgages and Mortgage Notes where one of the Borrowers is the servicer on the existing First Mortgage on the same property pursuant to a Servicing Contract and the Approved Investor is the same as the Approved Investor on such First Mortgage.

 3.1.6                All commitments issued by FHA to insure or guarantee any Mortgage Loans included in the Pledged Loans or with respect to which an Advance is otherwise made, and any debentures or other instruments issued by FHA in connection with any such commitment; all Purchase Commitments held by the Borrowers covering Pledged Assets, and all proceeds from the sale of Pledged Assets to Approved Investors pursuant to those Purchase Commitments; and all personal property, contract rights, servicing and servicing fees pertaining to any Pledged Assets and income or other proceeds, amounts and payments payable to the Borrowers whether as compensation or reimbursement, Accounts or General Intangibles of whatsoever kind relating to Pledged Assets and the Purchase Commitments (subject to any enforceable restrictions on the pledge thereof under the applicable requirements of Fannie Mae and Freddie Mac), and all other documents or instruments relating to Pledged Assets, including any interest of the Borrowers in any fire, casualty or hazard insurance policies and any awards made by any public body or decreed by any court of competent jurisdiction for a taking or for degradation of value in any eminent domain proceeding as the same relate to Pledged Assets.

 3.1.7            All escrow accounts, documents, instruments, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records (including all information, records, tapes, data, programs, discs and cards necessary or helpful in the administration or servicing of the Collateral) and other information and data of the Borrowers relating to the Collateral, other than the Escrow Accounts.

 3.1.8            All cash, whether now existing or acquired after the date of this Agreement, delivered to or otherwise in the possession of the Agent or any Lender, or their respective agents, bailees or custodians (provided, that with respect to funds held by the Borrowers in trust or escrow for any other Person with the Agent or any Lender, only the Borrowers’ interest in earnings on such funds shall be Collateral) or designated on the books and records of the Borrowers as assigned and pledged to the Agent for the benefit of the Lenders.

 3.1.9            All Accounts or General Intangibles owned by the Borrowers (“Receivables”) related to the Collateral referenced in Section 3.1.1 through and including Section 3.1.3 for the payment of money against: (1) FHA under an FHA mortgage insurance policy insuring payment of, or any other Person under any other agreement (excluding a Servicing Contract) relating to, all or part of a defaulted Pledged Asset repurchased by the Borrowers from an Approved Investor or out of a pool of Pledged Loans, or out of a pool of mortgage loans supporting any Pledged Securities, serviced by the Borrowers; (2) obligors and their accounts, or any Approved Investor, insurer or guarantor covering, or out of the proceeds of any sale of or foreclosure sale in respect of, any Pledged Loan, or out of a pool of mortgage loans supporting any Pledged Security, being serviced by the Borrowers, in either case, for the reimbursement of real estate taxes or assessments, or casualty or liability insurance premiums, paid by the Borrowers in connection with Mortgage Loans; and (3) obligors and their accounts, or any other Approved Investor, insurer or guarantor under or in respect of, or out of the proceeds of any sale or foreclosure sale in respect of, any Pledged Loans, or out of a pool of mortgage loans supporting any Pledged Securities, serviced by the Borrowers for repayment of advances made by the Borrowers to cover shortages in principal and interest payments.

 3.1.10          All Hedging Arrangements related to the Collateral referenced in Section 3.1.1 through and including Section 3.1.3 (“Pledged Hedging Arrangements”) and the Borrowers’ accounts in which those Hedging Arrangements are held (“Pledged Hedging Accounts”), including all rights to payment arising under the Pledged Hedging Arrangements and the Pledged Hedging Accounts, except that the Agent’s security interest in the Pledged Hedging Arrangements and Pledged Hedging Accounts is limited to benefits, including rights to payment, related to the Collateral.

 3.1.11          All cash and non-cash proceeds of the Collateral, including all dividends, distributions and other rights in connection with, and all additions to, modifications of and replacements for, the Collateral, and all products and proceeds of the Collateral, together with whatever is receivable or received when the Collateral or proceeds of Collateral are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment with respect to any cause of action affecting or relating to the Collateral or proceeds of Collateral.

 3.1.12          Each Borrower’s Operating Account, the Cash Collateral Account and the Funding Account, all amounts now or hereafter on deposit therein and all interest or other amounts now or hereafter accrued thereon.

 3.2       Authenticated Record.  This Agreement constitutes an authenticated record which authorizes the Agent to file such financing statements, assignments of financing statements filed by the Borrowers, and amendments thereto or continuations thereof with respect to the Collateral as the Agent reasonably determines as appropriate to perfect or protect the security interests created by this Agreement.

 3.3       Release of Security Interest in Pledged Assets.

 3.3.1            Except as provided in Sections 3.3.2 and 3.3.4, Pledged Loans will be released from the Agent’s security interest only against payment to the Agent of the Release Amount in connection with those Pledged Loans. If Pledged Loans are transferred to an Approved Custodian for inclusion in a Mortgage Pool and the Agent’s security interest in the Pledged Loans included in the Mortgage Pool is not released before the issuance of the related Mortgage-backed Security, then that Mortgage-backed Security, when issued, is a Pledged Security, the Agent’s security interest continues in the Pledged Loans backing that Pledged Security and the Agent is entitled to possession of the Pledged Security in the manner provided in this Agreement.

 3.3.2            If Pledged Loans are transferred to an Approved Custodian and included in an Eligible Mortgage Pool, the Agent’s security interest in the Pledged Loans included in the Eligible Mortgage Pool will be released upon the delivery of the Agency Security to the Agent (including delivery to or registration in the name of a third party on behalf of the Agent), and that Agency Security is a Pledged Security. The Agent’s security interest in that Pledged Security will be released only against payment to the Agent of the Release Amount relating to the Mortgage Loans backing that Pledged Security.

 3.3.3            The Agent has the exclusive right to possession of all Pledged Securities or, if Pledged Securities are issued in book-entry form or issued in certificated form and delivered to a clearing corporation (as such term is defined in the UCC) or its nominee, the Agent has the right to have the Pledged Securities registered in the name of a securities intermediary (as such term is defined in the UCC) in an account containing only customer securities and credited to an account of the Agent. The Agent has no duty or obligation to deliver Pledged Securities to an Approved Investor or to credit Pledged Securities to the account of an Approved Investor or the Approved Investor’s designee except against payment for those Pledged Securities.  The Borrowers acknowledge that the Agent may enter into one or more standing arrangements with securities intermediaries with respect to Pledged Securities issued in book entry form or issued in certificated form and delivered to a clearing corporation or its nominee, under which the Pledged Securities are registered in the name of the securities intermediary, and the Borrowers agree, upon request of the Agent, to execute and deliver to those securities intermediaries the Borrowers’ written concurrence in any such standing arrangements.

 3.3.4            If no Default or Event of Default has occurred and is continuing, the Borrowers may redeem a Pledged Loan or Pledged Security from the Agent’s security interest by notifying the Agent of its intention to redeem the Pledged Asset from pledge and either (1) paying, or causing an Approved Investor to pay, to the Agent the Release Amount in connection with the Pledged Loan or the Pledged Loans backing the applicable Pledged Security, or (2) delivering substitute Collateral that, in addition to being acceptable to the Agent in its sole discretion will (y) have a Collateral Value at least equal to the Total Fundings for the redeemed Pledged Asset and (z), when included with the remaining Collateral, result in a Collateral Value of all Collateral held by the Agent that is at least equal to the quotient of the aggregate outstanding Loan divided by the applicable Advance Rates.

 3.3.5            After a Default or Event of Default has occurred and is continuing, the Agent may, with no liability to the Borrowers or any Person, continue to release its security interest in any Pledged Asset against payment of the Release Amount in connection with that Pledged Asset.

 3.3.6            The amount (“Release Amount”) to be paid by the Borrowers to obtain the release of the Agent’s security interest in a Pledged Asset will be (1) unless and until an Event of Default occurs and is continuing, the principal amount of the Advances outstanding against the Pledged Asset, and (2) while an Event of Default has occurred and is continuing, the full Committed Purchase Price therefor, or amount paid to the Agent in a commercially reasonable disposition of that Pledged Asset by the Agent in the exercise of its rights and remedies under this Agreement.

 3.4       Collection

 3.4.1            If no Event of Default has occurred and is continuing, the Borrowers may service and receive and collect directly all sums payable to the Borrowers in respect of the Collateral other than proceeds of any Purchase Commitment or proceeds of the sale of any Collateral (which shall be paid directly to the Borrowers’ Cash Collateral Account).

 3.4.2            During the continuance of an Event of Default, the Agent or its designee are entitled to service and receive and collect all sums payable to the Borrowers in respect of the Collateral, and in such case (1) the Agent or its designee in its discretion may, in its own name, in the name of the Borrowers or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but the Agent has no obligation to do so, (2) the Borrowers must, if the Agent requests it to do so, hold in trust for the benefit of the Agent and immediately pay to the Agent at its office designated by Notice, all amounts received by the Borrowers upon or in respect of any of the Collateral, advising the Agent as to the source of such funds and (3) all amounts so received and collected by the Agent will be held by it as part of the Collateral for the ratable benefit of the Lenders.

3.4.3  So long as no Event of Default shall have occurred and is continuing, the Borrowers shall have a revocable and nontransferable license to service and retain subservicers, and receive and collect directly all sums payable to the Borrowers in respect of the Collateral other than the proceeds of any Purchase Commitment or proceeds of the sale of any Collateral.  During the continuance of any Event of Default, the Agent or its designee may revoke such license by Notice to the Borrowers (or its successor, trustee, or receiver) whereupon the Borrowers’ rights to so service the Collateral shall terminate.  The Agent or its designee shall thereafter be entitled to service and receive and collect all sums payable to the Borrower in accordance with Section 3.4.2 hereof.

 3.5       Return of Collateral at End of Commitment.  If (a) the Commitment has expired or been terminated, and (b) no Advances, interest or other Obligations are outstanding and unpaid, the Agent will release its security interest and will deliver all Collateral in its possession to the Borrowers at the Borrowers’ expense. The Borrowers’ acknowledgment or receipt for any Collateral released or delivered to the Borrowers under any provision of this Agreement is a complete and full acquittance for the Collateral so returned, and the Agent is discharged from any liability or responsibility for that Collateral.  The Agent hereby agrees, upon receipt of reasonable advance notice from the Borrowers, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the Agent’s security interests when and as required in Section 3.3 and this Section 3.5.

 3.6       Delivery of Collateral Documents.

 3.6.1           The Agent may deliver documents relating to the Collateral to the Borrowers for correction or completion under a Trust Receipt.

 3.6.2           If no Default or Event of Default has occurred and is continuing, upon delivery by the Borrowers to the Agent of shipping instructions pursuant to the applicable Exhibit B, the Agent will transmit Pledged Loans or Pledged Securities, together with all related loan documents and pool documents in the Agent’s possession, to the applicable Approved Custodian.

 3.6.3           If a Default has occurred and is continuing, the Agent may, without liability of the Agent to the Borrowers or any other Person, continue to transmit Pledged Loans or Pledged Securities, together with all related loan documents and pool documents in the Agent’s possession, to the applicable Approved Custodian.

 3.6.4           Upon receipt of Notice from the Borrowers under Section 2.4.3(d), and payment of the Release Amount with respect to a Pledged Loan identified by the Borrowers, the Agent will release to the Borrowers any Collateral Documents relating to the redeemed Pledged Loan or the Pledged Loans backing a Pledged Security that Agent has in its possession and that have not been delivered to an Approved Investor or Approved Custodian.

 3.7       Loan Documents and Security Documents.  The Loan shall be made, evidenced, administered, secured and governed by all of the terms, conditions and provisions of the “Loan Documents”, each as the same may be hereafter amended and/or restated, or as any provision thereof may be waived, consisting of: (a) this Agreement; (b) the Notes made payable by the Borrowers in favor of each Lender; (c) the Security Documents; (d) the Fee Letter; (e) any other documents, instruments, or agreements executed to further evidence or secure the Loan or any other Obligations; (f) any Hedging Arrangements as to which the Agent (or an Affiliate of the Agent) is a counterparty and which relates to any portion of the Loan; (g) the Disclosure Schedule; and (h) all Deposit Yield Agreements (if any).

4. CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES.  The Agent and each of the Lenders are authorized to rely upon the continuing authority of the Persons hereafter designated by the Borrowers (“Authorized Representatives”) to bind the Borrowers with respect to all matters pertaining to the Loan and the Loan Documents including, but not limited to, the selection of interest rates, the submission of requests for Advances, and certificates with regard thereto. Such authorization may be changed only upon written notice to the Agent accompanied by evidence, reasonably satisfactory to the Agent, of the authority of the person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by the Agent.  The Authorized Representatives as of the date of this Agreement are listed in Section 4 of the Disclosure Schedule.

5. CONDITIONS PRECEDENT.

 5.1       Conditions Precedent to Effectiveness of this Agreement and Funding Initial Advance.  The obligation of the Agent to extend the mortgage warehouse facility contemplated in this Agreement is subject to the condition that the Agent shall have received, on or before the date hereof, fully-executed originals (each dated as of the date hereof, in form and substance satisfactory to the Agent) of, or the Borrowers shall have accomplished or caused to be accomplished the following actions, unless specifically waived in writing by the Agent (with the consent of the Requisite Lenders or all of the Lenders, as may be applicable) at or prior to closing:

 5.1.1      The documents and actions listed on the closing checklist attached as Exhibit I hereto; and

 5.1.2      Such other instruments or documents and all other actions as the Agent or its counsel may reasonably request.

 5.2       Advances.  Each Advance shall be subject to the condition precedent that all conditions to closing the Loan were satisfied or waived and to the further satisfaction of each of the following conditions precedent, unless specifically waived in writing by the Agent (with the consent of the Requisite Lenders or all of the Lenders, as may be applicable) at or prior to the time of each such Advance:

 5.2.1            Representations True; No Event of Default.  Each of the representations and warranties and covenants of the Borrowers contained in this Agreement or the other Loan Documents shall be true, accurate and complete in all material respects as of the date as of which they were made and shall also be true at and as of the time of the making of such Advance, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated and permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.  The Agent shall have received a certificate of the Borrowers signed by an authorized officer of the Borrowers to such effect.

 5.2.2                Advance Request.  The Borrowers must have delivered to the Agent the Advance Request and Collateral Documents called for under, and must have satisfied the procedures set forth in, Section 2 and the applicable Exhibits described in such Section 2. All items delivered to the Agent must be satisfactory to the Agent in form and content, and the Agent may reject any item that does not satisfy the requirements of this Agreement or of the related Purchase Commitment.

 5.2.3                No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Advance.

 5.2.4                Governmental Regulation.  Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

 5.2.5                Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Lenders and to the Agent’s counsel, and the Lenders and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

 5.2.6                No Adverse Changes.  There shall not have been any material adverse change in any of the Central Elements relative to the Borrowers (or their respective Subsidiaries), CHC or CCG since the date of this Agreement which in the Agent’s good faith judgment may jeopardize in a material manner the ability of the Borrowers to perform fully their respective obligations under each applicable Loan Document.

 5.2.7                Other Certificates.  The Agent shall have received and approved such other documents and certificates as the Agent may reasonably request, in form and substance reasonably satisfactory to the Agent.

 5.2.8                Deposit of Co-Funding Amount.  The applicable Co-Funding Amount shall have been deposited by the Borrowers into the Funding Account.

6.   WARRANTIES AND REPRESENTATIONS.  The Borrowers warrant and represent to the Agent and each of the Lenders for the express purpose of inducing the Agent and the Lenders to enter into this Agreement, to make each Advance, and to otherwise complete all of the transactions contemplated hereby, that, as of the date of this Agreement and upon the date of each Advance as follows:

 6.1       Financial Information.  True and complete copies of the most recent financial statements of the Borrowers have been delivered to the Agent and each of the Lenders and the same fairly present the financial condition of the Borrowers as of the date thereof.  The Borrowers are each currently solvent, and since the date of such financial statements, (a) there has been no material adverse change in any of the Central Elements of any of the Borrowers (or their respective Subsidiaries), CHC or CCG, nor are the Borrowers aware of any state of facts which (with or without notice, the lapse of time or both) would or could result in any such material adverse change, and (b) there have been no material unrealized or unanticipated losses from any loans, advances or other commitments of any of the Borrowers (and their respective Subsidiaries).

 6.2       No Violations.  The establishment of the Loan, the obtaining of the Advances, and the subsequent payment and performance of the Obligations evidenced and secured by the Loan Documents shall not constitute a violation of, or conflict with, any other Legal Requirement, Contractual Obligation or organizational document to which any of the Borrowers is a party or by which any such entity or its property is or may be bound affecting any of the Central Elements of any of the Borrowers (or their respective Subsidiaries), CHC or CCG.

 6.3       No Litigation.  Except as set forth in Section 6.3 of the Disclosure Schedule, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of any of the Borrowers, threatened against any of the Borrowers, or any of their respective Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, would reasonably be expected to, either in any case or in the aggregate, materially adversely affect any of the Central Elements of any of the Borrowers (or their respective Subsidiaries), CHC or CCG, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of such Person.

 6.4       Franchises, Patents, Copyrights, Etc.  Each Borrower possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted, without known conflict with any rights of others.

 6.5       Good Title and No Liens.  Each of the Borrowers is the lawful owner of its respective Collateral and is and will be the lawful owner of the Collateral, free and clear of all Liens.

 6.6       Use of Proceeds.  The proceeds of the Loan shall be used solely and exclusively to finance the origination of Eligible Loans.

 6.7       Organization.  Each of the Borrowers is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and is duly qualified in each jurisdiction where the nature of its business is such that qualification is required, which jurisdictions are set forth in Section 6.7 of the Disclosure Schedule, except where such failure to be in good standing could not reasonably be expected to result in a material adverse change in any of the Central Elements of the Borrowers.  Each of the Borrowers has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by this Agreement.  The legal name and chief executive office of each of the Borrowers is set forth in Section 6.7 of the Disclosure Schedule.

 6.7.1            Ownership, Subsidiaries and Taxpayer Identification Numbers.

         (a) All of the stockholders of each the Borrowers and a description of the ownership interests held by the same, and of each of the Borrowers’ Subsidiaries, are listed in Section 6.7.1 of the Disclosure Schedule and no additional ownership interests, or rights or instruments convertible into such ownership interests, exist.

         (b) The taxpayer identification numbers and state organizational numbers (if applicable) of each of the Borrowers are accurately stated in Section 6.7.1 of the Disclosure Schedule.

         (c) The Borrowers are each the owner, free and clear of all Liens, of all of the issued and outstanding capital stock, membership interests or other equity interests of each of their respective Subsidiaries.  Except as set forth in Section 6.7.1 of the Disclosure Schedule, all shares of such stock, membership interests, or other equity interests have been validly issued and are fully paid and nonassessable and no rights to subscribe to any additional shares have been granted, and no options, warrants, or similar rights are outstanding except as set forth in Section 6.7.1 of the Disclosure Schedule.

 6.7.2            Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which each of the Borrowers is, or is to become, a party and the transactions contemplated hereby and thereby (a) are within the authority of such Person, (b) have been duly authorized by all necessary corporate proceedings, (c) do not conflict with or result in any breach or contravention of any Legal Requirement to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, and (d) do not conflict with any provision of such Person’s organizational documents or other charter documents or bylaws of, or Contractual Obligation, except where such conflict would not have a materially adverse effect on the Central Elements of such Person, CHC or CCG.

 6.8       Valid and Binding.  Each of the Loan Documents constitute legal, valid and binding obligations of each of the Borrowers under the respective Loan Document to which each is a party, in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of the remedies of specific enforcement, subject to the discretion of the court before which any proceeding therefor may be brought.

 6.9       Deferred Compensation and ERISA.  Neither the Borrowers nor any entity that could be treated as a single employer with the Borrowers under Internal Revenue Code Section 414(b), (c), (m), (n) or (o), now or at any time during the sixty month period ending on the date hereof, have sponsored, maintained or contributed to (or have or had an obligation to contribute to) any pension, profit sharing, stock option, insurance or other arrangement or plan for current or former employees that is subject to Title IV of the Employer Retirement Income Security Act of 1974, as now or hereafter amended (“ERISA”) or ERISA Section 302 except as may be identified to the Agent in writing (which writing shall be supplemented, within thirty (30) days of the Agent’s request, by a copy of the arrangement or plan, and the financial statements and accountant’s reports for such arrangement or plan) by the Borrowers from time to time (“ERISA Plan”) and no “Reportable Event,” as defined for purposes of Section 4043 of ERISA, has occurred with respect to any such ERISA Plan.  The granting of the Loan, the performance by the Borrowers of its obligations under the Loan Documents, and the Borrowers’ conducting of its operations do not and will not violate any provisions of ERISA or any ERISA Plan.

 6.10     No Materially Adverse Contracts, Etc.  None of the Borrowers nor any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the Central Elements of such Person, such Person’s Subsidiaries, CHC or CCG.  None of the Borrowers nor any of their respective Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of such Person’s officers, to have any materially adverse effect on the Central Elements of such Person, such Person’s Subsidiaries, CHC or CCG.

 6.11     Compliance With Other Instruments, Laws, Etc.  None of the Borrowers nor any of their respective Subsidiaries is in violation of any provision of its charter or other organization documents, by-laws, or any Contractual Obligations or any Legal Requirements, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the Central Elements of such Person, such Person’s Subsidiaries, CHC or CCG.

 6.12     Tax Status.  The Borrowers and their respective Subsidiaries  (a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which such Person is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings with adequate reserves taken in accordance with GAAP, and (c) have set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  Except for taxes being contested as provided in clause (b), above, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the foregoing Persons know of no basis for any such claim.

 6.13     Holding Company and Investment Company Acts.  None of the Borrowers nor any of their respective Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

 6.14     Certain Transactions.  Except as set forth in Section 6.14 of the Disclosure Schedule, as of the date of this Agreement, none of the officers, trustees, directors, or employees of the Borrowers or any of their Subsidiaries is presently a party to any transaction with the Borrowers or any of their Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement (a) providing for the furnishing of services to or by, (b) providing for rental of real or personal property to or from, or (c) otherwise requiring payments to or from, any officer, trustee, director or such employee or any corporation, partnership, trust or other entity in which any officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

 6.15     Regulations U and X.  No portion of any Advance is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

 6.16     Loan Documents.  All of the representations and warranties of each Borrower made in the Loan Documents to which it is a party are true and correct in all material respects.

 6.17     No Default.  No Default or Event of Default exists under any of the Loan Documents.

 6.18     No Broker or Finder.  None of the Borrowers nor anyone on behalf thereof has dealt with any broker, finder or other person or entity who or which may be entitled to a broker’s or finder’s fee, or other compensation, payable by the Agent or any of the Lenders in connection with this Loan.

 6.19     Background Information and Certificates.  All of the factual information contained or referred to in this Agreement and in the Exhibits and Schedules to this Agreement, and in the certificates furnished to the Agent or any of the Lenders by or on behalf of the Borrowers in connection with this Agreement or any other Loan Document, is true and complete in all material respects, and omits no material fact necessary to make the same not misleading.

 6.20     Servicing.  Section 6.20 of the Disclosure Schedule is a true and complete list of the Borrowers’ Servicing Portfolios as of the date set forth therein. All of the Borrowers’ Servicing Contracts are in full force and effect and are unencumbered by Liens. No default or event that, with notice or lapse of time or both, would become a default, exists under any of the Borrowers’ Servicing Contracts except where the failure of the foregoing could not reasonably be expected to result in a material adverse change in any of the Central Elements of either of the Borrowers.

 6.21     Assumed Names.  None of the Borrowers originate Mortgage Loans or otherwise conduct business under any names other than its legal name and the assumed names set forth in Section 6.21 of the Disclosure Schedule.  Each Borrower has made all filings and taken all other action as may be required under the laws of any jurisdiction in which it originates Mortgage Loans or otherwise conducts business under any assumed name. Each Borrower’s use of the assumed names set forth in Section 6.21 of the Disclosure Schedule does not conflict with any other Person’s legal rights to any such name, nor otherwise give rise to any liability by the Borrowers to any other Person.

 6.22     Affirmation of Representations; Survival.  Each request for an Advance: (a) shall constitute an affirmation by the Borrowers that the foregoing representations and warranties remain true and correct as of the date of such request (except as to matters specifically disclosed in writing to Agent and each of the Lenders prior to or simultaneously with such written request, and except to the extent of changes resulting from transactions contemplated and permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse to the Central Elements of the Borrowers (or their respective Subsidiaries), CHC or CCG, and except to the extent that such representations and warranties relate expressly to an earlier date) and, unless the Agent and each of the Lenders is notified to the contrary prior to the disbursement of the requested Advance, will be so on the date of such Advance, and (b) shall constitute the representation and warranty of the Borrowers that the information set forth in each such request is true and correct and omits no material fact necessary to make the same not misleading.  All representations and warranties by the Borrowers shall survive delivery of the Loan Documents and the making of Advances until all of the Obligations have been paid in full and the Lenders’ Commitments have expired or have been terminated and have not been reinstated, and any investigation at any time made by or on behalf of the Agent or any Lender shall not diminish the Agent’s or such Lender’s right to rely on them.

7.   COVENANTS.  The Borrowers covenant and agree that from the date hereof and so long as Lenders have any obligation to make any Advances hereunder, or any indebtedness is outstanding hereunder, or any Advance or other Obligation remains outstanding, as follows:

 7.1       Punctual Payment.  The Borrowers shall duly and punctually pay or cause to be paid the principal and interest on the Loan and all interest, fees and other Obligations provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

 7.2       Maintenance of Office.  Each Borrower shall maintain its chief executive office listed in Section 6.7.1 of the Disclosure Schedule, or at such other place in the United States of America as such Borrower shall designate upon not less than thirty (30) days prior written notice to the Agent.

 7.3       Records and Accounts.  Each Borrower shall (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

 7.4       Notices.

 7.4.1           Defaults. Each Borrower shall promptly notify the Agent in writing of the occurrence of any Default or Event of Default known to such Borrower.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting a Default or Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which a Borrower or any of its Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would have a material adverse effect on such Borrower, such Borrower shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed default.

 7.4.2           Notification of Claims against Collateral. Each Borrower shall, promptly upon (but in any event not later than five (5) days after) becoming aware thereof, notify the Agent in writing of any events relating to the Collateral that materially adversely affect the rights of the Agent or the Lenders with respect thereto.

 7.4.3           Notice of Litigation and Judgments.  Each Borrower shall, and shall cause each of its Subsidiaries to, give notice to the Agent in writing (within five (5) days of the date on which any such Person shall become aware thereof) of any litigation or proceedings threatened or any pending litigation and proceedings affecting such Person or to which such Person is or is to become a party involving an amount in controversy exceeding $500,000.00 or that could reasonably be expected to have a materially adverse effect on such Person and stating the nature and status of such litigation or proceedings.  Each Borrower shall, and shall cause each of its Subsidiaries to, give notice to the Agent and each of the Lenders, in writing, in form and detail satisfactory to the Agent and each of the Lenders (within five (5) days of the date on which any such Person shall become aware thereof), of any judgment in excess of $500,000.00 not covered by insurance, whether final or otherwise, against such Person.

 7.4.4           Eligibility Impaired. Each Borrower shall give notice to the Agent of (x) the suspension, revocation or termination of such Borrower’s eligibility, in any respect, as approved lender, seller/servicer or issuer as described under Section 8.1, and (y) the transfer, loss, nonrenewal or termination of any Servicing Contracts to which such Borrower is a party, or which is held for the benefit of such Borrower, and the reason for that transfer, loss, nonrenewal or termination.

 7.4.5           Refusal or Failure to Purchase a Pledged Asset.  Each Borrower shall give notice to the Agent in the event that any Approved Investor refuses or fails for any reason to purchase a Pledged Asset originated by such Borrower by the last date for such purchase set forth in the Purchase Commitment covering (or having been represented by such Borrower as covering) such Pledged Asset.

 7.5       Financial Statements and Reports.  The Borrowers shall furnish or cause to be furnished to the Agent and each of the Lenders from time to time, the following financial statements and reports and other information, all in form and manner of presentation reasonably acceptable to the Agent:

 7.5.1           Financial Statements.

  (a)         As soon as available and in any event within forty-five (45) days after the close of each fiscal quarter, (i) management prepared consolidated and consolidating statements of income and statements of cash flow of the Borrowers and their respective consolidated Subsidiaries for the period from the beginning of such fiscal year to the end of such fiscal quarter and (ii) the related management prepared consolidated and consolidating balance sheet of the Borrowers and their respective consolidated Subsidiaries as at the end of such fiscal quarter, each in reasonable detail, and certified by the chief financial officers of the Borrowers, respectively, that, to the best of his or her knowledge, such financial statements were prepared in accordance with GAAP and present fairly the financial condition and the results of operations for the period covered, subject, however, to year-end audit adjustments (none of which, to the best of such officers’ knowledge, will be material individually or in the aggregate) and the omission of footnotes.

   (b)         As soon as available and in any event within one hundred twenty (120) days after the close of each of its fiscal years, (i) consolidated and consolidating statements of income and changes in its stockholders’ equity and cash flows of the Borrowers and their respective consolidated Subsidiaries for such year and (ii) the related consolidated and consolidating balance sheet of the Borrowers and their respective Subsidiaries as at the end of such year setting forth in each in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP and with all notes, and accompanied by:

   (1)          a report and opinion of a firm of independent certified public accountants of recognized standing selected by the Borrowers and reasonably acceptable to the Agent, stating that such accountants have conducted audits of such financial statements in accordance with generally accepted auditing standards and that, in their opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Borrowers and their respective consolidated Subsidiaries as of the date thereof and the results of its operations and cash flows for the periods covered thereby in conformity with GAAP;

   (2)          a certificate signed by the chief financial officers of the Borrowers stating that said financial statements fairly present its financial condition and results of operations (and, if applicable, those of their respective Subsidiaries) as at the end of, and for, such year; and

   (3)          such other information related to such annual reports as the Agent may from time to time reasonably request.

 7.5.2           Compliance Certificates.  Together with each of the quarterly and annual financial statements required by Sections 7.5.1(a) and 7.5.1(b), a certificate of the Borrowers’ chief financial officers, in substantially the form attached hereto as Exhibit G, (a) setting forth in reasonable detail all calculations necessary to show that the Borrowers are in compliance with the requirements of Section 7.25 of this Agreement or, if the Borrowers are not in compliance, showing the extent of noncompliance and specifying the period of noncompliance and what actions the Borrowers propose to take with respect thereto and (b) stating that the terms of this Agreement have been reviewed by such officer or under his or her supervision, and that he or she has made or caused to be made under his or her supervision, a review in reasonable detail of the transactions and the condition of the Borrowers and their respective consolidated Subsidiaries during the accounting period covered by such financial statements and that such review does not disclose the existence during or at the end of such accounting period of any Default or Event of Default, and that such chief financial officer does not have knowledge of the existence, as of the date of such certificate, of any Default or Event of Default or, if any Default or Event of Default existed or exists, specifying the nature and period of its existence and what action the Borrowers have taken, are taking and propose to take with respect to it.  Each such certificate shall show, in reasonable detail, the computations supporting compliance (or showing noncompliance) with the provisions of Section 7.25, which calculations shall be in substantially the form attached as Schedule 1 to Exhibit G.

 7.5.3           Financial Statements Will be Accurate.  The Borrowers agree that all financial statements and reports of auditors furnished to the Agent shall be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the financial statements described in Section 6.1 as at, and for the period then ended (except to the extent otherwise required to conform to good accounting practice), subject, however, for financial statements other than year-end statements, to year-end audit adjustments (none of which, to the best knowledge of the chief financial officers of the Borrowers) shall be material individually or in the aggregate and the omission of footnotes.

 7.5.4           Other Reports.  The Borrowers shall promptly furnish to the Agent from time to time information regarding the business and affairs of the Borrowers and their respective Subsidiaries, such other information as the Agent may from time to time reasonably request (each report required must be signed by duly authorized officers of the Borrowers or non-officer representatives of the Borrowers who have been duly authorized by the Borrowers and identified as being so authorized in a writing delivered by the Borrowers to the Agent, and neither the Agent nor any Lender will have any responsibility to verify or track any of the items referenced or conclusions stated in such reports or to verify the authority of its signer), including, without limitation, the following:

   (a)         as soon as available and in any event within ten (10) days after filing, copies of (i) all material press releases issued by the Borrowers or any of their Subsidiaries, (ii) all regular or periodic financial reports, and copies of all extraordinary or non-routine filings, if any, that shall be filed with the U.S. Securities and Exchange Commission or any successor agency by or on behalf of the Borrowers or any of their Subsidiaries (including single-purpose finance Subsidiaries), and (iii) all such filings relating to any securities that are or are to be based on, backed by or created from any Collateral and which filings are made by or in respect of the Borrowers or any of their Subsidiaries;

   (b)         such other reports in respect of the Collateral, in such detail and at such times as the Agent in its reasonable discretion or at the reasonable discretion of a Lender may request at any time or from time to time;

   (c)          at the Agent’s request, the Borrowers shall provide the Agent with the operating projections for the Borrowers for the next fiscal year in a form reasonably satisfactory to the Agent;

   (d)          at the Agent’s request, a commitment summary and pipeline report;

   (e)          contemporaneously with the Borrowers’ receipt thereof, copies of all accountants’ management letters delivered to the Borrowers or any of their Subsidiaries;

   (f)           as soon as available and in any event within forty-five (45) days after the end of each calendar quarter, a consolidated loan production report as of the end of that calendar quarter, presenting the total dollar volume and the number of loans (including, without limitation, Mortgage Loans) originated and closed or purchased during that calendar quarter by the Borrowers and for the calendar year-to-date, specified by property type and loan type;

   (g)           as soon as available and in any event within sixty (60) days after the end of each calendar quarter, a consolidated report (a “Servicing Portfolio Report”) as of the end of the calendar quarter, as to all (i) Mortgage Loans the servicing rights to which are owned by the Borrowers (specified by investor type, recourse and non-recourse) regardless of whether the Mortgage Loans are Pledged Loans; and (ii) other loans as to which the Borrowers have any loss sharing exposure; including without limitation any such Mortgage Loans or loans that have been transferred to Fannie Mae or Freddie Mac for resolution.  The Servicing Portfolio Report must indicate which Mortgage Loans or other loans (1) are current and in good standing, (2) are more than thirty (30), sixty (60) or ninety (90) days past due, (3) are the subject of pending bankruptcy or foreclosure proceedings, (4) have been converted (through foreclosure or other proceedings in lieu of foreclosure) into real estate owned by the Borrowers or (5) have been transferred to Fannie Mae or Freddie Mac for resolution;

   (h)          within three (3) Business Day of the Borrowers’ receipt thereof, copies of any letters or communications from Freddie Mac or Fannie Mae informing the Borrower of events resulting in a reduction or dilution of business arrangements with such entity;

   (i)           by no later than the 15th day following the end of each calendar quarter (or, if produced more frequently, within fifteen (15) days after such production), a copy of Fannie Mae’s DUS watch list for mortgage loans serviced by CMC, including, without limitation, information on loans that have matured or are in default, and special servicing action plans related to the same;

        (j)           by no later than the 15th day following the end of each calendar quarter (or, if produced more frequently, within fifteen (15) days after such production), a copy of Freddie Mac’s Risk Share watch list for mortgage loans serviced by CMP, including, without limitation, information on loans that have matured or are in default; and

        (k)          by no later than the 15th day following the end of each calendar quarter, a listing of all loss payments made by either of the Borrowers with respect to a Mortgage Loan made under the Fannie Mae DUS Program or with respect to a Freddie Mac Mortgage Loan.

 7.5.5            Agency Notices. With reasonable promptness, such further information regarding the business, operations, properties or financial condition of the Borrowers as the Agent may reasonably request, including copies of any audits completed by HUD, Ginnie Mae, Fannie Mae or Freddie Mac, as well as any material notices to the Borrowers from any of the foregoing Persons; provided, however that any such requested information that requires the prior consent of the foregoing Persons prior to delivery to the Agent shall be subject to such Person’s prior consent.

 7.5.6            Additional Financial Information.  From time to time, within a reasonable period of time of the request, such other financial data and information as the Agent or any Lender may reasonably request.

 7.6       Existence; Conduct of Business.

 7.6.1            Each Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Delaware corporation.  Each Borrower shall do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises, except where such failure would not have a material adverse effect on the business, assets or financial condition of the Borrowers or any of their Subsidiaries.  Each Borrower shall engage in the mortgage banking business with a primary focus on Mortgage Loans extended to Properties consistent with its historical business.

 7.6.2            Without limiting the provisions of Section 7.6.1, each Borrower shall: preserve and maintain all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business, including its eligibility as lender, seller/servicer and issuer described under Section 8.1; conduct its business in an orderly and efficient manner; maintain a net worth of acceptable assets as required for maintaining their respective eligibilities as lender, seller/servicer and issuer described under Section 8.1; and make no material change in the nature or character of its business or engage in any business in which it was not engaged on the date of this Agreement, except as permitted by the Agreement.

 7.7       Insurance.  Section 7.7 of the Disclosure Schedule sets forth all presently existing insurance maintained by the Borrowers.  Each Borrower shall maintain insurance with respect to its other properties, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to such properties and its business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

 7.8       Taxes and Trade Debt.  Each Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, except for those taxes, assessments or charges which any such Person is contesting in good faith by appropriate proceedings and with respect to which appropriate reserves have been established and are being maintained in accordance with GAAP.

 7.9       Compliance with Laws, Contracts, Licenses, and Permits.  Except where the failure to comply would not have a material adverse effect on the Central Elements of the Borrowers (or their respective Subsidiaries), CHC or CCG, each Borrower shall comply with, and shall cause each of the foregoing Persons to comply with (a) all applicable Legal Requirements now or hereafter in effect wherever its business is conducted, (b) the provisions of its charter, by-laws or other organizational documents, (c) all of such Person’s Contractual Obligations, (d) all agreements and instruments to which it is a party or by which it or any of its properties may be bound and (e) all applicable decrees, orders, and judgments.  If at any time while any Obligation is outstanding or the Lenders have any obligation to make Advances hereunder, any Governmental Authorization or other third party consents, approvals, or notifications shall become necessary or required in order that the Borrowers may fulfill any of their respective obligations hereunder, the Borrowers shall promptly take or cause to be taken all reasonable steps within the power of the Borrowers to obtain such Governmental Authorization or other third party consents, approvals, or notifications, and furnish the Agent and the Lenders with evidence thereof, unless the failure to do so would not have a material adverse affect on the Central Elements of the Borrowers (or their respective Subsidiaries), CHC or CCG.

 7.10     Bank Accounts.  To permit the Agent to monitor the financial performance of the Borrowers, each of the Borrowers shall maintain its Operating Account, the Cash Collateral Account, and the Funding Account with the Agent.  Nothing herein shall be deemed to restrict the Borrowers from maintaining reserve or other accounts with other financial institutions.

 7.11     Closing Instructions.  Each Borrower shall indemnify and hold Agent and each Lender and all those claiming by, through or under the Agent and each of the Lenders, harmless from and against any loss, including reasonable attorneys’ fees and costs, attributable to the failure of any title insurance company, agent or approved attorney to comply with the Borrowers’ disbursement or instruction letter relating to any Mortgage Loan.

 7.12     Other Loan Obligations.  Each Borrower shall perform all of its material obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which the Borrower is bound or to which any of its property is subject, and promptly notify Lender in writing of a declared default under or the termination, cancellation, reduction or nonrenewal of any of its other lines of credit or agreements with any other lender. Section 7.12 of the Disclosure Schedule is a true and complete list of all such lines of credit or agreements as of the date of this Agreement.

 7.13     Further Assurances.  Each Borrower shall cooperate with, and shall cause each of its Subsidiaries to cooperate with, the Agent and the Lenders, and each such Person shall execute such further instruments and documents as any Lender or the Agent shall reasonably request, to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

 7.14     Restrictions on Indebtedness and Liens.

 7.14.1          Restrictions on Indebtedness.  Each Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

   (a)          the Obligations;

         (b)         Indebtedness having an aggregate principal balance of less than $1,500,000, incurred in the ordinary course of business;

         (c)         Indebtedness in respect to mortgage warehouse lines of credit and mortgage loan repurchase agreements on terms and conditions substantially consistent with the terms and conditions hereof, including, without limitation, that Approved Investors shall have entered into unconditional purchase commitments with respect to the underlying mortgage loans;

         (d)         Indebtedness existing on the date of this Agreement and listed and described in Section 7.14.1 of the Disclosure Schedule;

            (e)         current liabilities of the Borrowers or their respective Subsidiaries incurred in the ordinary course of business, but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

         (f)          endorsements of negotiable instruments for collection in the ordinary course of business;

         (g)         secured purchase money debt or capitalized lease obligations incurred in the ordinary course of business;

        (h)          Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefore shall not at the time be required to be made in accordance with the provisions of Section 7.8 hereof;

        (i)           Indebtedness secured by real property acquired upon foreclosure of Mortgages which, either (x) is so secured at the time of such acquisition, or (y) is directly related to such real property, not in excess of the fair market value thereof, and reasonably expected by the Borrowers or their respective Subsidiaries to be recovered from the sale or other disposition of the subject real property;

        (j)           Permitted Intercompany Subordinated Debt not exceeding $1,500,000 in the aggregate;

                                (k)          Indebtedness (exclusive of the Indebtedness referred to in clause (j) above) incurred to finance no greater than 100% of the purchase or leasing of equipment, in the ordinary course of business;

   (l)           Indebtedness to Fannie Mae, Freddie Mac, Ginnie Mae, FHA or other parties with whom the Borrowers and their respective Subsidiaries originate, sell, repurchase or service Mortgage Loans (including Indebtedness under the ASAP, ASAP Plus and ASAP POC programs), to the extent directly relating to or arising out of such origination, sale, repurchase, or servicing in the ordinary course of business consistent with past practices; and

   (m)         Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrowers shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review.

7.14.2           Restrictions on Liens, Etc.  Except in connection with its purchase, origination, servicing and sale from time to time of Mortgage Loans and related assets in the ordinary course of business as conducted on the date hereof, or as otherwise expressly permitted herein, the Borrowers shall not, and shall not suffer or permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) agree to a negative pledge with respect to any assets or rights, now owned or hereafter arising; provided, however, that the Borrowers and any Subsidiary of the Borrowers may create or incur or suffer to be created or incurred or to exist:

        (i)    Liens on properties to secure taxes, assessments and other government charges or claims for labor, material or supplies in respect of obligations not overdue or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale, collection, levy or loss on account thereof);

        (ii)    deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

        (iii)   Liens securing the Indebtedness permitted by Section 7.14.1 and other outstanding Liens in existence on the date of this Agreement, all as listed in Section 7.14.2  of the Disclosure Schedule;

        (iv)   Liens in favor of the Agent and the Lenders under the Loan Documents;

        (v)   Liens securing Indebtedness to Fannie Mae, Freddie Mac, Ginnie Mae, FHA or other parties with whom the Borrowers or its Subsidiaries originate, sell, repurchase or otherwise service Mortgage Loans provided such Liens relate to the foregoing transactions, but only to the extent directly relating to or arising out of such origination, sale, repurchase, or servicing in the ordinary course of business;

        (vi)   Liens securing Indebtedness secured by real property acquired upon foreclosure of Mortgages, which either (y) is so securing at the time of such acquisition, or (z) is directly related to such real property, not in excess of the fair market value thereof, and reasonably expected by the Borrowers or the subject Subsidiary to be recovered from the sale or other disposition of the subject real property;

        (vii)   Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money);

        (viii)   Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds;

        (ix)   easements, rights-of-way, restrictions (including zoning restrictions), matters of plat, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes; and

        (x)           Liens securing Indebtedness permitted by Section 7.14.1(k), provided such Lien does not extend beyond the equipment which is the subject of the Indebtedness.

7.14.3   Negative Pledge and Double Negative Pledge.

    (a)                Negative Pledge.  The Borrowers shall not grant, create, or suffer to be granted or created, any Lien on any of their respective assets, other than Liens (i) in favor of the Agent, (ii) in favor of Bank of America, N.A., as administrative agent, under that certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 5, 2010, by and among CHC and CCG, as the borrowers, the guarantors and lenders party thereto from time to time and Bank of America, N.A. as administrative agent on behalf of the lenders (as the same may be amended and/or restated from time to time, the “Spinnaker Credit Agreement”) and (iii) permitted under Section 7.14.2.

           (b)               Double Negative Pledge.  Other than pursuant to the terms of this Agreement and the Spinnaker Credit Agreement, in no event shall the Borrowers agree with, or become obligated to, or permit or suffer any of their Subsidiaries agreeing or becoming obligated to, any other Person (other than Fannie Mae and Freddie Mac) to refrain from granting or creating a Lien on any of their respective assets.

7.15      Restrictions on Investments.  The Borrowers shall not, and shall not suffer or permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except an Investment which is in either (a) Cash Equivalents (provided, however, the Fannie Mae Reserve Account may be invested for a period that exceeds 364 days) or (b) property acquired in the normal and ordinary course of the Borrowers’ present business of originating, purchasing and servicing Mortgage Loans (including property acquired on foreclosure of Mortgages and, as to each of the Borrowers and its Subsidiaries, the origination, purchase and servicing of Mortgage Loans in the ordinary course of their business consistent with past practices) as conducted on the date hereof and any other business permitted under this Agreement.

 7.16     Indemnification Against Payment of Brokers’ Fees.  The Borrowers agree to defend, indemnify and hold harmless the Agent and each of the Lenders from and against any and all liabilities, damages, penalties, costs, and expenses, relating in any manner to any brokerage or finder’s fees in respect of the Loan (except as resulting from the Agent’s or any Lender’s action).

 7.17     Merger, Consolidation.

 7.17.1          The Borrowers shall not, and shall not suffer or permit any of their respective Subsidiaries to:

   (a)          become a party to any merger or consolidation, or agree to or effect any asset acquisition or disposition or stock acquisition or disposition (other than the acquisition or disposition of assets in the ordinary course of business consistent with past practices, including the origination or disposition of Mortgage Loans and property acquired on foreclosure of Mortgages) except (i) the merger or consolidation of one or more of their Subsidiaries with and into one of the Borrowers, and (ii) dispositions permitted under Section 7.17.1(b) hereof; and

   (b)          sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of such Person’s business or assets, whether now owned or acquired after the date hereof, other than, in the ordinary course of business consistent with past practices including, without limitation, and to the extent not otherwise prohibited by this Agreement, to a Subsidiary of the Borrowers, and sales of (i) Mortgage Loans, (ii) Mortgage-backed Securities, and (iii) Servicing Contracts in an amount not to exceed five percent (5%) of the Servicing Portfolio during any twelve (12) month period.

 7.17.2          Each Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any material change in the nature or scope of the business in which each such Person engages as of the date of this Agreement, including, without limitation, with respect to the Borrowers, ceasing to actively engage in the business of originating Mortgage Loans.

   7.17.3           Each Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, issue any additional ownership interests, or rights or instruments convertible into such ownership interests.

   7.17.4           Each Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, change its or their respective jurisdictions of organization, legal names, taxpayer identification numbers and state organizational numbers unless such Person shall have provided the Agent with not less than forty-five (45) days prior written notice.

 7.18           Subsidiaries.  The Borrowers hereby covenant and agree that they shall not create, obtain, acquire, suffer to exist or otherwise have any Subsidiaries, without the Agent’s prior written consent (which consent may be withheld in the Agent’s unrestricted discretion), other than the Subsidiaries described in Section 6.7.1 of the Disclosure Schedule; provided, however, that the Borrowers may from time to time create wholly-owned special purpose entities to accommodate other mortgage warehouse lenders solely in connection with Indebtedness permitted under Section 7.14.1(c) hereof.

 7.19           Loans and Advances.  The Borrowers shall not, and shall not suffer or permit any of their Subsidiaries to, make any loans or advances to any Person other than, during such time as there is in existence no Default, (a) Mortgage Loans in the ordinary course of the Borrowers’ business consistent with past practices, (b) intercompany loans made to CCG at a time when a dividend or distribution would be permitted under Section 7.29 hereof, and (c) advances to the Borrowers’ or their Subsidiaries’ employees in the ordinary course of business for reasonable expenses to be incurred by such employees for the benefit of the Borrowers or such Subsidiaries.

 7.20           Fiscal Year.  The fiscal year of each Borrower and its Subsidiaries presently ends on December 31st of each year.  If any of the Borrowers or any of their respective Subsidiaries shall change their fiscal year end, the Borrowers shall promptly furnish the Agent with written notice thereof.

 7.21           Charging Accounts.  The Agent is hereby authorized, on or after the due date, to charge the Cash Collateral Account, the Operating Accounts and/or the Funding Account with the amount of all principal and interest payments due under this Agreement, the Notes or the other Loan Documents for which the Borrowers are liable hereunder and upon the occurrence and during the continuation of an Event of Default, the Agent or any of the Lenders is hereby authorized on or after the due date, to so charge such accounts at the Agent, or any other deposit account of the Borrowers at the Agent or any of the Lenders, with the amount of all unpaid fees, costs and expenses to which the Agent and the Lenders are entitled under this Agreement.  The failure of the Agent to so charge such accounts shall not affect or limit the Borrowers’ obligation to make any required payment.

 7.22           Place for Records; Inspection.  Each Borrower shall maintain all of their business records at the addresses set forth in Section 6.7.1 of the Disclosure Schedule.  Upon reasonable notice and at reasonable times during normal business hours the Agent and each Lender shall have the right (through such agents or consultants as the Agent or any Lender may designate) to examine the foregoing Persons’ property and make copies of and abstracts from such Persons’ books of account, correspondence and other records and to discuss its financial and other affairs with any of its senior officers and any accountants hired by any of the foregoing Persons, it being agreed that the Agent and each Lender shall not divulge information obtained from such examination to others except in connection with Legal Requirements and in connection with administering the Loan, enforcing their rights and remedies under the Loan Documents and in the conduct, operation and regulation of its banking and lending business (which may include, without limitation, the transfer of the Loan or of participation interests therein).  Any transferee of the Loan or any holder of a participation interest in the Loan shall be entitled to deal with such information in the same manner and in connection with any subsequent transfer of its interest in the Loan or of further participation interests therein.

 7.23           Costs and Expenses.  Whether or not the transactions contemplated hereby shall be consummated, each Borrower agrees to pay promptly: (a) all the actual and reasonable out-of-pocket costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers, or other modifications thereto; (b) the reasonable fees, expenses, and disbursements of counsel to the Agent in connection with the negotiation, preparation, execution, and administration of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and any other documents or matters requested by the Borrowers; (c) all other actual and reasonable out-of-pocket costs and expenses incurred by the Agent in connection with the establishment of the Loan, the syndication of the Commitments and the negotiation, preparation, and execution of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and the transactions contemplated thereby; and (d) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of the Agent or any Lender and the fees and costs of appraisers, brokers, investment bankers or other experts retained by the Agent or any Lender) incurred by the Agent or any Lender in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrowers or any other Person, or the administration thereof, (ii) any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings, and (iii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any Lender’s relationship with the Borrowers, except to the extent arising out of the Agent’s or any Lender’s bad faith, gross negligence, willful misconduct or material breach of this Agreement or any other Loan Document, as finally determined by a court of competent jurisdiction.  The covenants of this Section shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.  The amount of all such expenses shall, following demand therefor and until paid, bear interest at the rate applicable to principal hereunder (including the Default Rate) and be an Obligation secured by any Collateral.

 7.24             Indemnification.  Each Borrower shall indemnify and hold harmless the Agent and the Lenders and any of their respective officers, directors, employees, agents or representatives, and any subsequent assignees, participants or other holders or owners of the Notes (each, individually, an “Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and reasonable expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby (“Damages”) including, without limitation (a) any actual or proposed use by any Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (b) any Borrower or any of its Subsidiaries entering into or performing this Agreement or any of the other Loan Documents, or (c) with respect to each Borrower and its Subsidiaries and their respective properties and assets, the violation of any Legal Requirement, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding (collectively, the “Indemnified Matters”); provided, however, that no Indemnified Party shall be entitled to indemnification if a court of competent jurisdiction finally determines (all appeals having been exhausted or waived) that such Indemnified Party acted in bad faith, with willful misconduct, gross negligence, or material breach of this Agreement or any other Loan Document.  No Indemnified Party shall be entitled to settle or enter into any accommodation in respect of any such claim, action or suit without the prior written consent of the Borrowers (and that any Indemnified Party so settling or accommodating without the Borrowers’ consent shall not be entitled to indemnification therefor), and provided, however, if the Borrowers shall refuse to provide their written consent to a requested settlement, the Borrowers shall, as collateral for potential payment of the full amount of the claimed Damages, provide either a letter of credit in favor of the Indemnified Party, on terms and conditions satisfactory to the Agent, in its sole discretion, or, as cash collateral, cash or Cash Equivalents,  any of which shall be in the full amount of the claimed Damages, together with all anticipated costs and expenses  (including reasonable attorneys’ fees and expenses) anticipated by the Agent, in its sole discretion, to accrue in connection with the defense and possible payment of the claimed Damages.  If the Borrowers fail to provide such required collateral, or fail to respond to a request for a consent to a settlement, within five (5) Business Days of when first requested by the Agent, the Indemnified Party shall be entitled to settle the claim as it proposed, and the Borrowers shall be liable for the full amount thereof together with all related Damages. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrowers agree to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrowers under this Section 7.24 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this Section 7.24 shall survive the repayment of the Loan and all other Obligations and the termination of the Commitment and any other obligations of the Lenders and the Agent hereunder.  If any Indemnified Party shall be indemnified in respect of any Indemnified Matters pursuant to this Section 7.24 and such Indemnified Matters are determined by a court of competent jurisdiction in a final, non-appealable judgment or order to have resulted from such Indemnified Party’s bad faith, willful misconduct, gross negligence or material breach of this Agreement or any other Loan Document, then such Indemnified Party shall refund the amount received by it in respect of such indemnification in excess of that amount to which it is entitled under the terms of this Section 7.24.

 7.25             Financial Covenants.

   7.25.1           Adjusted Net Worth (CMC).  The Borrowers shall not permit the Adjusted Net Worth of CMC (and its Subsidiaries, on a consolidated basis) to be less than the greater of (x) $50,000,000.00 or (y) an amount sufficient to satisfy the requirements from time to time of both Fannie Mae and Freddie Mac, to be tested as of the date of this Agreement and on the last day of each calendar quarter thereafter.

               7.25.2           Adjusted Net Worth (CMP).  The Borrowers shall not permit the Adjusted Net Worth of CMP (and its Subsidiaries, on a consolidated basis) to be less than the greater of (x) $7,000,000.00 or (y) an amount sufficient to satisfy the requirements from time to time to participate in any applicable Multifamily Property program, to be tested as of the date of this Agreement and on the last day of each calendar quarter thereafter.

               7.25.3           Liquidity (CMC).  The Borrowers shall not permit at any time the unrestricted cash and Cash Equivalents of CMC (and its Subsidiaries, on a consolidated basis) to be less than $500,000.00 plus 0.10% of the aggregate outstanding principal amount of the aggregate of Serviced Loans serviced on behalf of Fannie Mae, or such higher level as Fannie Mae may require from time to time.

               7.25.4           Liquidity (CMP).  The Borrowers shall not permit at any time the unrestricted cash and Cash Equivalents of CMP (and its Subsidiaries, on a consolidated basis) to be less than $200,000.00 calculated in a manner sufficient to satisfy the requirements from time to time to participate in any applicable Multifamily Property program.

   7.25.5           Minimum Portfolio Amount. At no time shall the aggregate principal balances of Serviced Loans be less than $7,000,000,000.00.  For purposes of this covenant, “Serviced Loans” shall not include (a) any Serviced Loans which are sixty (60) or more days past due or are otherwise in default or (b) with respect to any loans which the Borrowers own or at any time owned the servicing rights, any such loans that have been transferred to Fannie Mae or Freddie Mac for resolution.

   7.25.6           Maximum Serviced Loans Delinquencies.  At no time shall the aggregate principal amount of Defaulted Loss Share Loans exceed 2% of the aggregate principal balances of all Loss Share Loans.

   7.25.6           Debt Service Coverage Ratio.  The Borrowers (on a consolidated basis, with their respective Subsidiaries) shall not permit the Debt Service Coverage Ratio to be less than 2.00 to 1.00, tested as of the last day of each of the Borrowers’ fiscal quarters for the period of four consecutive fiscal quarters then ending.

7.26       Replacement Documentation.  Upon receipt of an affidavit of an officer of the Agent as to the loss, theft, destruction or mutilation of any Note, this Agreement, any Loan Document, or any other security document which is not of public record, and customary (unsecured, unbonded) indemnification reasonably satisfactory to the Borrowers, the Borrowers shall issue, in lieu thereof, a replacement Note, Agreement, Loan Document or other security document in the same principal amount thereof and otherwise of like tenor.

 7.27             Use of Proceeds.  Proceeds of the Loan shall only be used to finance the origination of Freddie Mac Mortgage Loans, Fannie Mae Mortgage Loans, and FHA Mortgage Loans.

 7.28             Source and Subordination of Co-Funding Amounts.  All Co-Funding Amounts shall be provided by the Borrowers.  The Borrowers hereby subordinate their rights to repayment of all Co-Funding Amounts (all such rights, collectively, the “Subordinated Rights”) to the payment of all Obligations.  Until the Obligations have been paid in full in cash or are otherwise fully satisfied and the Lenders shall be under no further obligation to extend credit to or enter into credit arrangements with the Borrowers, under the Loan Documents or otherwise, without the prior written consent of the Agent:

        (a)           The Borrowers shall not make, and the Borrowers shall not demand or accept from any Person, any payment or transfer of property in payment or satisfaction or otherwise on account of the Subordinated Rights, nor shall the Borrowers take or permit any action prejudicial to, or inconsistent with, the Lenders’ rights to have the Obligations fully paid and discharged prior to the Subordinated Rights;

        (b)           Should any distribution of the Borrowers’ or any other Person’s property be made to the Borrowers other than as specifically permitted by this Section 7.28, such property shall be held by the Borrowers in trust for the Lenders, shall not be commingled with any other assets of the Borrowers, and shall be delivered immediately to the Agent (for the ratable benefit of the Lenders) with all necessary assignments and/or endorsements; and

        (c)           The Borrowers shall not commence or participate in any bankruptcy, reorganization or insolvency proceeding against any Person obligated with respect to the Subordinated Rights, and, in the event any such proceeding is commenced by or against the Borrowers or such Person, the Borrowers hereby irrevocably authorize the Agent to: (i) enforce claims associated with the Subordinated Rights, either in the Agent’s name or in the name of the Borrowers, by proof of claim or otherwise; (ii) collect all assets such Person distributed on account of the Subordinated Rights and apply them to the Obligations; (iii) vote claims associated with the Subordinated Rights to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension; and (iv) take any other action in connection with any such proceeding which the Borrowers would otherwise be entitled to take.

Notwithstanding the limitations set forth above in this Section 7.28, provided no Default or Event of Default exists, the Borrowers may accept payment of the applicable Co-Funding Amount delivered in connection with a particular Pledged Asset upon the Agent’s receipt in full in cash of the Release Amount applicable to such Pledged Asset.

 7.29             Dividends.  During such time as there exists a Default or an Event of Default, no Borrowers shall declare or pay any dividend or other distribution of any kind on or in respect of, or redeem in whole or in part, any of stock or other equity interests in the Borrowers other than dividends payable solely in shares of common equity in such Person.

7.30             Appraisals of Servicing Portfolio.  Within forty-five (45) days after the end of each calendar quarter ending September 30, provide to the Agent, at the Borrowers’ sole cost and expense, an annual appraisal of the Borrowers’ servicing rights by Prestwick Mortgage Group or any other appraiser approved by the Agent in writing, such approval not to be unreasonably withheld.

8.   REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL

 8.1           Representations, Warranties and Covenants Concerning Eligibility as Seller/Servicer of Mortgage Loans.  The Borrowers represent and warrant to the Agent and the Lenders, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance, that the Borrowers (and such other Persons identified below) are approved and qualified and in good standing as lenders or sellers/servicers, as set forth below, and meets all requirements applicable to its status as:

  8.1.1        CMC is and will remain an FHA-approved mortgagee in good standing, eligible to originate, purchase, hold, sell and service FHA fully insured Mortgage Loans.

  8.1.2        CMC is, and will remain in good standing as, a Ginnie Mae-approved seller/servicer of Mortgage Loans and issuer of Mortgage-backed Securities guaranteed by Ginnie Mae.

  8.1.3        CMC is and will remain a Fannie Mae-approved and qualified Delegated Underwriting and Servicing Lender in good standing, eligible to process, underwrite, hold, sell to Fannie Mae and service Fannie Mae Mortgage Loans under Fannie Mae’s Delegated Underwriting and Servicing program.

  8.1.4        CMP is, and will remain in good standing as, Freddie Mac approved sellers/servicers of Mortgage Loans, eligible to originate, purchase, hold, sell and service Mortgage Loans to be sold to Freddie Mac.

    8.1.5         CMC and CMP will at all times, in each case in accordance with this Agreement, retain subservicers that are duly qualified and authorized as Freddie Mac and Fannie Mae approved subservicers of Mortgage Loans, and such subservicers will remain in good standing as Freddie Mac and Fannie Mae approved subservicers of Mortgage Loans, eligible to service Mortgage Loans to be sold to Freddie Mac and Fannie Mae.

 8.2           Representations and Warranties Concerning Collateral.  The Borrowers represent and warrant to the Agent and the Lenders, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance, that:

  8.2.1        The Borrowers have not selected the Collateral in a manner so as to affect adversely the Lenders’ interests.

  8.2.2        The Borrowers are the legal and equitable owners and holders, free and clear of all Liens (other than Liens granted under this Agreement and assignments of Mortgages to Fannie Mae and Freddie Mac, which Fannie Mae and Freddie Mac, as applicable, have agreed to assign back to the Agent if Fannie Mae or Freddie Mac, as applicable, do not acquire the corresponding Pledged Asset), of the Pledged Assets.  All Pledged Assets and related Purchase Commitments have been duly authorized and validly issued to the Borrowers, and all of the foregoing items of Collateral comply with all of the requirements of this Agreement, and have been and will continue to be validly pledged or assigned to the Agent, subject to no other Liens.

 8.2.3            The Borrowers have, and will continue to have, the full right, power and authority to pledge the Collateral pledged and to be pledged by it under this Agreement.

 8.2.4            Each Mortgage Loan and each related document included in the Pledged Loans (a) has been duly executed and delivered by the parties to that Mortgage Loan and that related document, (b) has been made in compliance with all applicable Legal Requirements (including all laws, rules and regulations relating to usury), (c) is and will continue to be a legal, valid and binding obligation, enforceable in accordance with its terms, without setoff, counterclaim or defense in favor of the mortgagor under the Mortgage Loan or any other obligor on the Mortgage Note, and (d) has not been modified, amended or any requirements of which waived, except in a writing that is part of the Collateral Documents.  No party to any Mortgage Loan or any Collateral Document is in violation of any Legal Requirement if the violation would impair the collectibility of the Mortgage Loan or the performance by the mortgagor or any other obligor of its obligations under the Mortgage Note or any related Collateral Document.

 8.2.5            Each Pledged Loan is secured by a Mortgage on real property located in one of the states of the United States or the District of Columbia.

 8.2.6            Each Pledged Loan has been closed or will be closed and funded with the Advance made against it.

 8.2.7            Each Pledged Loan that is not an FHA Construction Mortgage Loan has been fully advanced in the face amount of its Mortgage Note. The Agent acknowledges and agrees that in certain instances, a portion of the proceeds of a Pledged Loan, although advanced to the borrowers thereunder, will be held by the Borrowers in escrow to be disbursed upon the completion of repairs to the subject property or upon the achievement of other specified factors.

 8.2.8            Each First Mortgage is a first Lien on the premises described in that Mortgage and each Second Mortgage Loan is secured by a second Lien on the premises described in that Mortgage, and with respect to each Second Mortgage Loan, the Borrowers shall be the servicer, and the Purchase Commitment shall be from the same Approved Investor which holds the senior Lien, or for whom the senior Lien is held, on the Property.  Each Pledged Loan has or will have a title insurance policy, in ALTA form or equivalent, from a recognized title insurance company, insuring the priority of the Lien of the Mortgage and meeting the usual requirements of Approved Investors purchasing those Mortgage Loans.

 8.2.9            Each Property has been evaluated or appraised in accordance with Title XI of FIRREA, to the extent required.

 8.2.10          The Mortgage Note for each Pledged Loan is (1) payable to the order of the Borrowers, (2) an “instrument” within the meaning of Section 9-102 of the Uniform Commercial Code of all applicable jurisdictions and (3) is denominated and payable in United States dollars.

 8.2.11           No default exists under any Mortgage Loan included in the Pledged Assets.

 8.2.12           The Borrowers have complied and will continue to comply with all laws, rules and regulations in respect of the FHA insurance of each Mortgage Loan included in the Pledged Mortgages designated by the Borrowers as an FHA insured Mortgage Loan, and such insurance or guarantee is and will continue to be in full force and effect.

 8.2.13           All fire and casualty policies covering the premises encumbered by each Mortgage included in the Pledged Assets (1) name and will continue to name the Borrowers and its successors and assigns as the insured under a standard mortgagee clause, (2) are and will continue to be in full force and effect and (3) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broadest form of extended coverage insurance available.

 8.2.14           Pledged Assets secured by premises located in a special flood hazard area designated as such by the Director of the Federal Emergency Management Agency are and will continue to be covered by special flood insurance under the National Flood Insurance Program.

 8.2.15           Each Pledged Loan against which an Advance is made on the basis of a Purchase Commitment meets all of the requirements of that Purchase Commitment, and each Pledged Security against which an Advance is outstanding meets all of the requirements of the related Purchase Commitment.

 8.2.16           Pledged Loans that are intended to be exchanged for Agency Securities comply or, prior to the issuance of the Agency Securities will comply, with the requirements of any governmental instrumentality, department or agency or any other Person issuing or guaranteeing the Agency Securities.

 8.2.17           None of the Pledged Loans is a graduated payment Mortgage Loan or has a shared appreciation or other contingent interest feature, and each Pledged Loan provides for periodic payments of all accrued interest on the Mortgage Loan on at least a monthly basis.

 8.2.18           Neither the Borrowers, their respective Subsidiaries or the directors, executive officers or employees of the Borrowers or their respective Subsidiaries have any ownership interest, right to acquire any ownership interest or equivalent economic interest in (a) any property securing a Pledged Asset, (b) the mortgagor under a Pledged Loan or a Mortgage Loan supporting a Pledged Security, or (c) any other obligor on, or guarantor of, any related Mortgage Note.

 8.2.19           The original assignments of Mortgage and of UCC financing statements delivered to the Agent for each Pledged Loan are in recordable form and comply with all applicable laws and regulations governing the filing and recording of such documents.

 8.2.20           An unconditional Purchase Commitment has been issued by an Approved Investor with respect to each Eligible Loan or Eligible Mortgage Pool prior to any funding of an Advance with respect thereto.

 8.2.21          All Mortgage Loans have been underwritten according to the standards and guidelines issued by Fannie Mae, Freddie Mac, FHA or Ginnie Mae, as applicable, except to the extent of any variation from such standards and guidelines permitted under standard agreements of general applicability between Fannie Mae, Freddie Mac, FHA or Ginnie Mae, as applicable, and mortgage lenders or seller/servicers.

 8.3       Affirmative Covenants Concerning Collateral.  As long as the Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, the Borrowers must:

 8.3.1           Warrant and defend the right, title and interest of the Agent and the Lenders in and to the Collateral against the claims and demands of all Persons.

 8.3.2           Service or cause to be serviced all Pledged Loans in accordance with the standard requirements of the applicable Approved Investors covering them and all applicable HUD, Fannie Mae and Freddie Mac requirements, including taking all actions necessary to enforce the obligations of the obligors under such Mortgage Loans; and must service or cause to be serviced all Mortgage Loans backing Pledged Securities in accordance with applicable governmental requirements and requirements of the applicable Approved Investors covering them.

 8.3.3           Execute and deliver to the Agent and/or the Lenders such further instruments of sale, pledge, assignment or transfer, and those powers of attorney, as required by the Agent, and do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded the Agent (for the ratable benefit of the Lenders) under this Agreement.

 8.3.4           Notify the Agent within two (2) Business Days of any default under, or of the termination of, any Purchase Commitment relating to any Pledged Loan, Eligible Mortgage Pool or Pledged Security.

 8.3.5           Promptly comply in all respects with the terms and conditions of all Purchase Commitments, and all extensions, renewals and modifications or substitutions of or to all Purchase Commitments. Deliver or cause to be delivered to the Approved Investor the Pledged Loans and Pledged Securities to be sold under each Purchase Commitment not later than the mandatory delivery date of the Pledged Loans or Pledged Securities under the Purchase Commitment.

 8.3.6           Maintain, at its principal office or in a regional office approved by the Agent, or in the office of a computer service bureau engaged by the Borrowers and approved by the Agent and, upon request, make available to the Agent the originals, or copies in any case where the originals have been delivered to the Agent or to an Approved Investor, of the Mortgage Notes and Mortgages included in Pledged Loans, Mortgage-backed Securities delivered to the Agent as Pledged Securities, Purchase Commitments, and all related Mortgage Loan documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral.

 8.3.7           Be in good standing with Fannie Mae, Freddie Mac, Ginnie Mae, and FHA, as applicable, with respect to all programs and products in which the Borrowers from time to time are participating.

 8.4       Special Negative Covenants Concerning Collateral.  As long as the Commitment is outstanding or there remain any Obligations to be paid or performed, the Borrowers must not, either directly or indirectly, without the prior written consent of the Agent and the Requisite Lenders:

 8.4.1           Amend, modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Pledged Assets (other than any such amendment, modification or waiver that is ministerial in nature (as distinguished from substantive) and requested by Fannie Mae or an Approved Custodian from time to time).

 8.4.2           Sell, transfer or assign, or grant any option with respect to, or pledge any of the Collateral or any interest in any of the Collateral, except as expressly provided herein.

 8.4.3           Make any compromise, adjustment or settlement in respect of any of the Collateral or accept other than cash in payment or liquidation of the Collateral.

 8.5       Special Representation and Warranty Concerning Fannie Mae DUS Program Reserve Requirements.  The Borrowers represent and warrant to the Agent and the Lenders, as of the date of this Agreement and as of the date of each Advance Request by the Borrowers and the making of each Advance to the Borrowers, that the Borrowers have met the capital requirements stated in, and maintain adequate DUS Loan Loss Reserves (if any) required under, Fannie Mae’s Delegated Underwriting and Servicing Guide for each Fannie Mae Mortgage Loan to be funded by such Advance.

 8.6       Special Representations and Warranties Concerning FHA Mortgage Loans.  The Borrowers represent and warrant to the Agent and the Lenders, as of the date of this Agreement and as of the date of each Advance Request by the Borrowers and the making of each Advance to the Borrowers, that:

 8.6.1           Each FHA Mortgage Loan included in the Pledged Loans meets all applicable Legal Requirements applicable to the insurance provided by FHA;

 8.6.2           The Borrowers have complied and will continue to comply with all laws, rules and regulations with respect to the FHA insurance of each Pledged Loan designated as an FHA Mortgage Loan, and such insurance is and will continue to be in full force and effect.

 8.6.2           For each FHA Mortgage Loan included in the Pledged Loans that will be used to back Ginnie Mae Mortgage-backed Securities, the Borrowers have received from Ginnie Mae confirmation notices for additional commitment authority and pool numbers, and there remains available under those agreements a commitment on the part of Ginnie Mae sufficient to permit the issuance of Ginnie Mae Mortgage-backed Securities in an amount at least equal to the amount of the Pledged Loans designated by the Borrowers as the Mortgage Loans to be used to back those Ginnie Mae Mortgage-backed Securities; each of those confirmation notices is in full force and effect; each of those Pledged Loans has been assigned by the Borrowers to one of those pool numbers and a portion of the available Ginnie Mae commitment has been allocated to this Agreement by the Borrowers, in an amount at least equal to those Pledged Loans; and each of those assignments and allocations has been reflected in the books and records of the Borrowers.

 8.7       Special Representations and Warranties Concerning Servicing Collateral. Section 6.20 of the Disclosure Schedule is a true and complete list of the Borrowers’ Servicing Portfolio as of the date set forth therein. Each Borrower hereby represents and warrants to the Agent and the Lenders, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance, that:

 8.7.1           The Borrowers are the legal and equitable owner and holder, free and clear of all Liens on the Servicing Contracts and the Borrowers shall not pledge or grant a security interest in any existing or future Servicing Contracts of the Borrowers (other than (a) to the Agent or (b) to Bank of America, N.A, as administrative agent, under the Spinnaker Credit Agreement), or otherwise assign or delegate any of its obligations under any Servicing Contract (other than pursuant to the Subservicing Agreements).

 8.7.2           Except as otherwise disclosed to the Agent and the Lenders, all of the Borrowers’ servicing rights under the Servicing Contracts constitute primary servicing rights.

 8.7.3           Each Servicing Contract is in full force and effect and is legal, valid and enforceable in accordance with its terms, and no default or event that, with notice or lapse of time or both, would become a default, exists under any Servicing Contract, except where the failure of the foregoing would not materially adversely affect the Borrowers’, CHC’s or CCG’s Central Elements.

 8.7.4           Each right to the payment of money under the Servicing Contracts is genuine and enforceable in accordance with its terms against the parties obligated to pay the same, which terms have not been modified or waived in any respect or to any extent, except where the failure of the foregoing would not materially adversely affect the Borrowers’, CHC’s or CCG’s Central Elements.

 8.7.5           To the best of the Borrowers’ knowledge, no obligor has any defense, set off, claim or counterclaim against the Borrowers that can be asserted against the Agent or any Lender, whether in any proceeding to enforce the Agent’s rights in the related Mortgage Loan or otherwise, except where the failure of the foregoing would not materially adversely affect the Borrowers’, CHC’s or CCG’s Central Elements.

9.   EVENTS OF DEFAULT.  The following provisions deal with Default, Events of Default, notice, grace and cure periods, and certain rights of the Agent and the Lenders following an Event of Default.

 9.1       Default and Events of Default.  The term “Default” as used herein or in any of the other Loan Documents shall mean the occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time or both, would constitute, an Event of Default.  Each of the following events, unless cured within any applicable grace period set forth or referred to below in this Section 9.1, shall constitute an “Event of Default”.

 9.1.1           Failure to Pay. Any Borrower shall fail to pay any principal of the Loan when the same shall become due and payable, whether at the Maturity Date or at any other date fixed for payment, or any Borrower shall fail to pay any installment of interest or any other Obligation on or before three (3) Business Days after the due date of such interest or other Obligation.

 9.1.2           Failure to Perform Specific Covenants.  Any Borrower shall fail to comply with any term or condition contained in Sections 7.5, 7.7, 7.10, 7.14, 7.15, 7.17, 7.19, 7.25, 7.27, 7.28, 7.29, 8.1, 8.3 or 8.4.

 9.1.3           Other Defaults. Any Borrower shall default in the performance of or compliance with any term contained in this Agreement or any of the Loan Documents to which such Borrower is a party, other than those referred to in (or encompassed within, whether or not specifically referred to in) Sections 9.1.1, 9.1.2 or 9.1.4, and such default shall not have been remedied or waived on or before thirty (30) days after receipt of notice from the Agent of such default; provided, however, that the foregoing grace period shall only apply in respect of the first instance of non-compliance with each respective term in any twelve-month period.

 9.1.4           Breach of Representation or Warranty. Any representation or warranty of the Borrowers or any of their Subsidiaries in this Agreement or any of the other Loan Documents shall have been false in any material respect upon the date when made or deemed to have been made or repeated.

 9.1.5           Failure to Pay other Indebtedness. Any Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any Indebtedness in excess of $500,000 in the aggregate, or fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Indebtedness in excess of $500,000 in the aggregate, and as a result of such failure, the holder or holders of such Indebtedness are entitled to accelerate the maturity thereof.

 9.1.6           Insolvency. Any Borrowers or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Borrower or any of its Subsidiaries or of any substantial part of the assets of such Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to such Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any Borrower or any of its Subsidiaries and such Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein.

 9.1.7           Involuntary Proceedings. The filing of any case or other proceeding against any Borrower, any of its Subsidiaries, CHC, CCG or any subservicer of a Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect and such case or proceeding is not discharged or dismissed within sixty (60) days of its commencement; a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Borrower, any of its Subsidiaries, CHC, CCG or any subservicer of a Borrower bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Borrower, any of its Subsidiaries, CHC, CCG or any subservicer of a Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted.

 9.1.8           Judgments. There shall remain in force, undischarged, unsatisfied and unstayed, for more than forty-five (45) days, whether or not consecutive, any final judgment against any Borrower or any of its Subsidiaries involving an aggregate amount that, together with other outstanding final judgments (excluding amounts covered by insurance), undischarged against such Borrower or any of its Subsidiaries ,exceeds in the aggregate $500,000.

 9.1.9           Cancellation of Loan Documents. If any of the Loan Documents shall be canceled, terminated, revoked or rescinded or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Borrower or any of its Subsidiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof.

 9.1.10          ERISA. With respect to any ERISA Plan, a Reportable Event shall have occurred and  (a) a trustee shall have been appointed by the United States District Court to administer such plan; (b) proceedings shall have been instituted to terminate such plan (which termination proceedings could result in liability of any Borrower or any of its Subsidiaries to the PBGC and/or others in excess of $1,000,000; or (c) facts and circumstances exist with respect to such plan that could result in liability of any Borrower or any of its Subsidiaries in excess of $1,000,000.

 9.1.11          Indictment. Any Borrower or any of its Subsidiaries shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of any of such Persons.

 9.1.12          Change in Control. Any change of the ownership of the capital stock of any Borrower from that existing on the date hereof, except as permitted pursuant to Section 7.17, or a Change in Control shall have occurred with respect to any Borrower.

 9.1.13          Material Adverse Event.  An event occurs that materially and adversely affects any of the Central Elements relative to any Borrower, CHC or CCG.

9.1.14     Default by CHC or CCG.  Failure of CHC or CCG to pay, or any default in the payment of any principal or interest on, any indebtedness for borrowed money beyond any period of grace provided; or breach or default with respect to any other material term of any other indebtedness for money borrowed under the loan agreement, mortgage, indenture or other agreement relating thereto, if the effect of such failure, default or breach is to cause, or to permit the holder or holder thereof (or a trustee on behalf of such holder or holders) to cause, such indebtedness of CHC or CCG to become or be declared due prior to its stated maturity (upon the giving or receiving of Notice, lapse of time, both or otherwise).

 9.2       Written Waivers.  If a Default or Event of Default is waived by the Requisite Lenders (or all of the Lenders if and to the extent required by the terms of Section 11.4 hereof), in their sole discretion, pursuant to a specific written instrument executed by an authorized officer of Agent, the Default or Event of Default so waived shall be deemed to have never occurred.

 9.3       Remedies.

 9.3.1           If an Event of Default described in Section 9.1.6 and 9.1.7 occurs with respect to the Borrowers, the Commitment will automatically terminate and the unpaid principal amount of and accrued interest on the Loan and all other Obligations will automatically become due and payable, without presentment, demand or other requirements of any kind, all of which the Borrowers expressly waive.

 9.3.2           If any other Event of Default occurs and is continuing, the Agent may, and with the direction of the Requisite Lenders shall, by Notice to the Borrowers, terminate the Commitment and declare the Obligations to be immediately due and payable.

 9.3.3           If any Event of Default occurs and is continuing, the Agent may, and with the direction of the Requisite Lenders shall, also take any of the following actions:

    (a)   Foreclose upon or otherwise enforce its security interest in and Lien on the Collateral to secure all payments and performance of the Obligations in any manner permitted by law or provided for in the Loan Documents.

    (b)    Notify all obligors under any of the Collateral that the Collateral has been assigned to the Agent (or to another Person designated by the Agent) and that all payments on that Collateral are to be made directly to the Agent (or such other Person); settle, compromise or release, in whole or in part, any amounts any obligor or Approved Investor owes on any of the Collateral on terms acceptable to the Agent; enforce payment and prosecute any action or proceeding involving any of the Collateral; and where any Collateral is in default, foreclose on and enforce any Liens securing that Collateral in any manner permitted by law and sell any property acquired as a result of those enforcement actions.

(c)    Act, or contract with a third party to act at the Borrowers’ expense, as servicer or subservicer of Collateral requiring servicing and perform all obligations required under any Servicing Contracts relating to any Pledged Assets or Purchase Commitments.

(d)    Require the Borrowers to assemble and make available to the Agent the Collateral and all related books and records at a place designated by the Agent.

(e)    Enter onto property where any Collateral or related books and records are located and take possession of those items with or without judicial process; and obtain access to the Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and use all of the foregoing and the information contained in the foregoing in any manner the Agent deems necessary for the purpose of effectuating its rights under this Agreement and any other Loan Document.

(f)    Before the disposition of the Collateral, prepare it for disposition in any manner and to the extent the Agent deems appropriate.

(g)    Exercise all rights and remedies of a secured creditor under the UCC or other applicable law, including selling or otherwise disposing of all or any portion of the Collateral at one or more public or private sales, whether or not the Collateral is present at the place of sale, for cash or credit or future delivery, on the terms and in the manner as the Agent may determine, including sale under any applicable Purchase Commitment. The Borrowers waive any right the Borrowers may have to prior notice of the sale of all or any portion of the Collateral to the extent allowed by applicable law. If notice is required under applicable law, the Agent will give the Borrowers not less than 10 days’ notice of any public sale or of the date after which any private sale may be held. The Borrowers agrees that 10 days’ notice is reasonable notice. The Agent may, without notice or publication, adjourn any public or private sale one or more times by announcement at the time and place fixed for the sale, and the sale may be held at any time or place announced at the adjournment. In the case of a sale of all or any portion of the Collateral on credit or for future delivery, the Collateral sold on those terms may be retained by the Agent until the purchaser pays the selling price or takes possession of the Collateral. The Agent has no liability to the Borrowers if a purchaser fails to pay for or take possession of the Collateral sold on those terms, and in the case of any such failure, the Agent may sell the Collateral again upon notice complying with this Section.

(h)    Instead of or in conjunction with exercising the powers of sale granted in this Section 9, the Agent may proceed by suit at law or in equity to collect all amounts due upon the Collateral, or to foreclose the Agent’s Lien on and sell all or any portion of the Collateral pursuant to a judgment or decree of a court of competent jurisdiction.

(i)    Proceed against the Borrowers on the Notes.

(j)    Retain all excess proceeds from the sale or other disposition of the Collateral, and apply them to the payment of the Obligations under Section 11.2.4.

 9.3.4           The Agent and Lenders will incur no liability as a result of the commercially reasonable sale or other disposition of all or any portion of the Collateral at any public or private sale or other disposition.  The Borrowers waive (to the extent permitted by law) any claims it may have against the Agent arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price that the Agent might have obtained at a public sale, or was less than the aggregate amount of the outstanding Advances, plus accrued and unpaid interest on the Advances, and unpaid fees, even if the Agent accepts the first offer received and does not offer the Collateral to more than one offeree. The Borrowers agree that any sale of Collateral under the terms of a Purchase Commitment, or any other disposition of Collateral arranged by the Borrowers, whether before or after the occurrence of an Event of Default, will be deemed to have been made in a commercially reasonable manner.

 9.3.5           The Borrowers acknowledge that Mortgage Loans are collateral of a type that is the subject of widely distributed standard price quotations and that Mortgage-backed Securities are collateral of a type that is customarily sold on a recognized market. The Borrowers waive any right they may have to prior notice of the sale of Pledged Securities, and agree that the Agent and/or any Lender may purchase Pledged Loans and Pledged Securities at a private sale of such Collateral.

 9.3.6           The Borrowers specifically waive and release (to the extent permitted by law) any equity or right of redemption, stay or appraisal that the Borrowers have or may have under any rule of law or statute now existing or adopted after the date of this Agreement, and any right to require the Agent to (a) proceed against any Person, (b) proceed against or exhaust any of the Collateral or pursue its rights and remedies against the Collateral in any particular order, or (c) pursue any other remedy within its power. The Agent is not required to take any action to preserve any rights of the Borrowers against holders of mortgages having priority to the Lien of any Mortgage included in the Collateral or to preserve the Borrowers’ rights against other prior parties.

 9.3.7           Lenders may, but are not obligated to, advance any sums or do any act or thing necessary to uphold or enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage included in the Collateral, including payment of delinquent taxes or assessments and insurance premiums. All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Agent or Lenders in exercising any right, power or remedy conferred by this Agreement, or in the enforcement of this Agreement, together with interest on those amounts at the Default Rate, from the time paid by the Agent or Lenders until repaid by the Borrowers, are deemed to be principal outstanding under this Agreement and the Notes.

 9.3.8           No failure or delay on the part of the Agent or any Lender to exercise any right, power or remedy provided in this Agreement or under any other Loan Document, at law or in equity, will operate as a waiver of that right, power or remedy.  No single or partial exercise by the Agent or any Lender of any right, power or remedy provided under this Agreement or any other Loan Document, at law or in equity, precludes any other or further exercise of that right, power, or remedy by the Agent or any Lender, or the Agent’s or any Lender’s exercise of any other right, power or remedy.  Without limiting the foregoing, the Borrowers waive all defenses based on the statute of limitations to the extent permitted by law. The remedies provided in this Agreement and the other Loan Documents are cumulative and are not exclusive of any remedies provided at law or in equity.

 9.3.9           For the purpose of exercising the rights granted by this Section 9, as well as any and all other rights and remedies of the Agent, the Borrowers hereby irrevocably constitute and appoint the Agent (or any agent designated by any Lender) its true and lawful attorney-in-fact, with full power of substitution, exercisable upon and following any Event of Default, to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of the Borrowers, and hereby grant to the Agent a license to use, without charge, the Borrowers’ computer programs, other programs, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as the same pertain to the Collateral, in advertising for sale and selling any Collateral.  The Borrowers’ rights under all licenses and all other agreements related to the foregoing inure to the Agent’s benefit until the Obligations are paid in full.

10.    SECURITY INTEREST AND SET-OFF.

 10.1     Security Interest.  The Borrowers hereby grant to the Agent and each of the Lenders a lien and security interest as security for all liabilities and obligations to the Agent and each of the Lenders, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property of the Borrowers, now or hereafter in the possession, custody, safekeeping or control of the Agent or any of the Lenders or any entity under the control of Bank of America Corporation and its successors and assigns or in transit to any of them.

 10.2     Set-Off.  If an Event of Default occurs and is continuing, any such deposits, balances or other sums credited by or due from the Agent or any of the Lenders, or from any such Affiliate of the Agent or any of the Lenders, to the Borrowers may to the fullest extent not prohibited by applicable law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise, all of which are hereby waived, be set off, appropriated and applied by the Agent or such Lender or Affiliate against any or all of the Obligations irrespective of whether demand shall have been made and although such obligations may be unmatured, in such manner as the Agent or such Lender or Affiliate in its sole and absolute discretion may determine; provided, however, that such right of setoff shall not apply to any property or deposit of escrow monies being held on behalf of the obligors under Pledged Loans or on behalf of other third parties that are not Affiliates of the Borrowers, including any non-affiliate lenders with which the Borrowers have loan servicing arrangements.  Within five (5) Business Days of making any such set off, appropriation or application, the Agent agrees to notify the Borrowers thereof, provided the failure to give such notice shall not affect the validity of such set off or appropriation or application.  ANY AND ALL RIGHTS TO REQUIRE AGENT, SUCH LENDER OR SUCH AFFILIATE TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWERS, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to indebtedness of the Borrowers to such Lender, other than the Obligations evidenced by the Note held by such Lender, unless such amount is held by such Lender in connection with a specific relationship with the Borrowers other than that evidenced by the Loan Documents, such amount shall be applied ratably to such other indebtedness and to the Obligations evidenced by the Note held by such Lender, and (b) if such Lender shall receive from the Borrowers, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Note held by such Lender by proceedings against the Borrowers at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Note held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, participation, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Note held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

 10.3     Right to Freeze.  The Agent and each of the Lenders shall also have the right, at its option, upon the occurrence of any event which would entitle the Agent and each of the Lenders to set off or debit as set forth in Section 10.2 to freeze, block or segregate any such deposits, balances and other sums so that the Borrowers may not access, control or draw upon the same; provided, however, that such right to block, freeze or segregate any such deposits shall not apply to the Escrow Accounts or to any property or deposit of escrow monies being held on behalf of the obligors under Pledged Loans or on behalf of other third parties that are not Affiliates of the Borrowers, including any non-affiliate lenders with which any of the Borrowers has loan servicing arrangements.

 10.4     Additional Rights.  The rights of the Agent, the Lenders, and each affiliate of the Agent and the Lenders under this Section 10 are in addition to, and not in limitation of, other rights and remedies, including other rights of set off, which the Agent or any of the Lenders may have.

11.    THE AGENT AND THE LENDERS

 11.1     Rights, Duties and Immunities of the Agent.

 11.1.1          Appointment of the Agent.  Each Lender hereby irrevocably designates and appoints Bank of America, N.A. as the Agent of such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes the Agent to take such actions, exercise such powers and perform such duties as are expressly delegated to or conferred upon the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Agent agrees to act as such upon the express conditions contained in this Section 11. The Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Loan Documents, nor shall it have any fiduciary relationship with, or fiduciary duty to, any Lender, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.  The provisions of this Section 11 are solely for the benefit of the Agent and the Lenders, and the Borrowers shall not have any rights as third party beneficiaries of any of the provisions hereof.

 11.1.2           Administration of Loan by the Agent.  The Agent shall be responsible for administering the Loan on a day-to-day basis.  In the exercise of such administrative duties, the Agent shall use the same diligence and standard of care that is customarily used by the Agent with respect to similar loans held by the Agent solely for its own account.  Each Lender delegates to the Agent the full right and authority on its behalf to take the following specific actions in connection with its administration of the Loan:

    (a)    to fund each Advance in accordance with the provisions of the Loan Documents, but only to the extent of immediately available funds provided to the Agent by the respective Lenders for such purpose;

    (b)    to receive all payments of principal, interest, fees and other charges paid by, or on behalf of, the Borrowers and, except for fees to which the Agent is entitled pursuant to the Loan Documents or otherwise, to distribute all such funds to the respective Lenders as provided for hereunder;

    (c)    to keep and maintain complete and accurate files and records of all material matters pertaining to the Loan, and make such files and records available for inspection and copying by each Lender and its respective employees and agents during normal business hours upon reasonable prior notice to the Agent; and

    (d)    to do or omit doing all such other actions as may be reasonably necessary or incident to the implementation, administration and servicing of the Loan and the rights and duties delegated hereinabove.

 11.1.3           Delegation of Duties.  The Agent may execute any of its duties under this Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the Loan Documents.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

 11.1.4           Exculpatory Provisions.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their gross negligence or willful misconduct.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any recital, statement, representation or warranty made by the Borrowers or any of their officers or agents contained in this Agreement or the other Loan Documents or in any certificate or other document delivered in connection therewith; (b) the performance or observance of any of the covenants or agreements contained in, or the conditions of, this Agreement or the other Loan Documents; (c) the state or condition of any properties of the Borrowers or any other obligor hereunder constituting Collateral for the Obligations of the Borrowers hereunder, except as may be specifically provided in this Agreement or the Exhibits hereto (subject to the immediately preceding sentence), or any information contained in the books or records of the Borrowers; (d) the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (e) the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.

 11.1.5           Reliance by the Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Borrowers), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders (or all the Lenders, if and to the extent required pursuant to Section 11.4.1 hereof) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with any written request of the Requisite Lenders, and each such request of the Requisite Lenders, and any action taken or failure to act by the Agent pursuant thereto, shall be binding upon all of the Lenders; provided, however, that the Agent shall not be required in any event to act, or to refrain from acting, in any manner which is contrary to the Loan Documents or to applicable law.

 11.1.6           Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has actual knowledge of the same or has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to each of the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Requisite Lenders (or all the Lenders, if and to the extent required pursuant to Section 11.4.1 hereof).  Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Lenders, provided, however, that the Agent shall not accelerate the indebtedness under this Agreement without the prior written consent of the Requisite Lenders.

 11.1.7           Lenders’ Credit Decisions.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Borrowers and has made its own decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

 11.1.8           The Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Agent, ratably in proportion to their respective Commitments, for (a) any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under this Agreement or the other Loan Documents, (b) any other expenses incurred by the Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration, amendment, waiver and/or enforcement of this Agreement and the other Loan Documents, and (c) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any other document delivered in connection therewith or any transaction contemplated thereby, or the enforcement of any of the terms hereof or thereof, provided that no Lender shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of the Agent.  If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

 11.1.9           Agent in its Individual Capacity.  With respect to its Commitment as a Lender, and the Loans made by it and the Note issued to it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity.  The Agent and its subsidiaries and affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Borrowers or any subsidiary or affiliate of the Borrowers as if it were not the Agent hereunder.

 11.1.10         Successor Agent.  The Agent may resign at any time by giving thirty (30) days’ prior written notice to the Lenders and the Borrowers.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Requisite Lenders and accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of resignation, then the retiring or removed Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Agent.  Each such successor Agent shall be a financial institution which meets the requirements of an Eligible Assignee.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  After any retiring Agent’s resignation hereunder, or the removal of the Agent hereunder, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

 11.1.11        Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, at the request, or may, upon the consent, of the Requisite Lenders, and provided that the Lenders have given to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Loan Documents respecting the foreclosure of mortgages, the sale or other disposition of all or any part of the Collateral and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Loan Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Requisite Lenders.  The Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Requisite Lenders, and such instruction shall be binding upon all the Lenders.  The Requisite Lenders may direct the Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, the Lenders hereby agreeing to indemnify and hold the Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.  The Agent may, in its discretion but without obligation, in the absence of direction from the Requisite Lenders, take such interim actions as it believes necessary to preserve the rights of the Lenders hereunder and in and to any Collateral securing the Obligations, including but not limited to petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Collateral.  Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents, including without limitation the Notes, other than through the Agent.

 11.1.12        Distributions of Notices and Documents.  The Agent will forward to each Lender, promptly after the Agent's receipt thereof, a copy of each notice or other document furnished to the Agent pursuant to this Agreement other than routine communications associated with requests for Advances or determinations of Collateral eligibility, other routine or nonmaterial communications, notices or documents required by any of Loan Documents to be furnished directly to the Lenders by the Borrowers, or of which the Agent has knowledge that such notice or document otherwise had been forwarded directly to the Lenders other than by the Agent.

 11.2     Respecting Loans and Payments.

 11.2.1           Procedures for Advances.

    (a)         The Agent shall give written notice to each Lender of each request for an Advance by facsimile transmission, electronic mail or hand delivery on the same Business Day as received from the Borrowers pursuant to Section 2.3.1.  Each such notice shall be accompanied by a written summary of the request for an Advance and shall specify (i) the date of the requested Advance, (ii) the aggregate amount of the requested Advance, and (iii) each Lender’s pro rata share of the requested Advance.  Each Lender shall, before 11:00 a.m. (Eastern time) on the date set forth in any such request for an Advance, make available to the Agent, at an account to be designated by the Agent at Bank of America, N.A., in same day funds, each Lender’s ratable portion of the requested Advance.  After the Agent’s receipt of such funds and upon the Agent’s determination that the applicable conditions to making the requested Advance have been fulfilled, the Agent shall make such funds available to the Borrowers as provided for in this Agreement.  Within a reasonable period of time following the making of each Advance, the Agent shall deliver to each Lender a copy of the Borrowers’ request for such Advance.  Promptly after receipt by the Agent of written request from any Lender, the Agent shall deliver to the requesting Lender the accompanying certifications and such other instruments, documents, certifications and approvals delivered by or on behalf of the Borrowers to the Agent in support of the requested Advance.

    (b)         Notwithstanding clause (a) above, unless the Agent shall have been notified by any Lender prior to the date on which an Advance is to be made to the Borrowers that such Lender does not intend to make available to the Agent such Lender’s ratable portion of the requested Advance, the Agent may assume that such Lender will make such amount available to the Agent on such date and the Agent may, in its sole discretion (provided that the other applicable conditions to making the requested Advance have been fulfilled), but shall not be obligated to, make available to the Borrowers a corresponding amount on the date of such Advance (the “Corresponding Amount”).  The Lender shall reimburse the Agent in same day funds for any such Corresponding Amount by 2:00 p.m. (Eastern time) on the same day that the Agent makes available to the Borrowers such Corresponding Amount.  If such Corresponding Amount is not in fact reimbursed to the Agent, the Agent may, in its unrestricted discretion, by providing written notice to such Lender, deem such Lender a Delinquent Lender for all purposes under this Agreement and the Agent shall be entitled to such rights and remedies against such Lender as set forth in Section 11.2.8 hereof.  In addition to any rights or remedies to which the Agent may be entitled under Section 11.2.8, in the event that such Lender reimburses the Agent for a Corresponding Amount on the same day that the Agent makes available to the Borrowers such Corresponding Amount, but later than 2:00 pm (Eastern time) on such date, then the Lender shall also pay to the Agent a late intraday reimbursement charge to be assessed by the Agent.

 11.2.2           Nature of Obligations of Lenders.  The obligations of the Lenders hereunder are several and not joint.  Failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Commitment Percentage of the Loan, nor shall such failure release or diminish the obligations of any other Lender to fund its Commitment Percentage provided herein.

 11.2.3           Payments to Agent.  All payments of principal of and interest on the Loan or the Notes shall be made to the Agent by the Borrowers or any other obligor or guarantor for the account of the Lenders in immediately available funds as provided in the Notes and this Agreement and any other Loan Document. Except as otherwise expressly provided herein, the Agent agrees to use its reasonable best efforts to promptly to distribute to each Lender, on the same Business Day upon which each such payment is made (if received prior to 2:00 p.m. (Eastern time) on such Business Day), such Lender’s proportionate share of each such payment in immediately available funds excluding Liquidation Proceeds which shall be distributed in accordance with Section 11.2.4 below.  The Agent shall upon each distribution promptly notify the Borrowers of such distribution and each Lender of the amounts distributed to it applicable to principal of, and interest on, the proportionate share held by the applicable Lender.  Each payment to the Agent under the first sentence of this Section shall constitute a payment by the Borrowers to each Lender in the amount of such Lender’s proportionate share of such payment, and any such payment to the Agent shall not be considered outstanding for any purpose after the date of such payment by the Borrowers to the Agent without regard to whether or when the Agent makes distribution thereof as provided above.  If any payment received by the Agent from the Borrowers is insufficient to pay both all accrued interest and all principal then due and owing, unless otherwise provided herein, the Agent shall first apply such payment to all outstanding interest until paid in full and shall then apply the remainder of such payment to all principal then due and owing, and shall distribute the payment to each Lender accordingly and the Borrowers shall remain liable for any deficiency.

 11.2.4           Distribution of Liquidation Proceeds.  Subject to the terms and conditions hereof, the Agent shall distribute all Liquidation Proceeds in the order and manner set forth below:

First:	To the Agent, towards any fees and any expenses for which the Agent is entitled to reimbursement under this Agreement or the other Loan Documents not theretofore paid to the Agent.

Second:
To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been reimbursed for all expenses which such Lenders have previously paid to the Agent and not theretofore paid to such Lenders.

Third:	To all Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full with respect to interest due to the Lenders.

Fourth:
on a pari passu basis, to (a) to all Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all principal due to the Lenders under the Loan, and (b) to the counterparty of any Hedging Arrangements until all Obligations thereunder have been paid in full.

Fifth:
To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all other amounts due to such Lenders under the Loan including, without limitation, any costs and expenses incurred directly by such Lenders to the extent such costs and expenses are reimbursable to such Lenders by the Borrowers under the Loan Documents.

Sixth:	To the Borrowers or such third parties as may be entitled to claim Liquidation Proceeds.

 11.2.5           Adjustments.  If, after Agent has paid each Lender’s proportionate share of any payment received or applied by Agent in respect of the Loan, that payment is rescinded or must otherwise be returned or paid over by Agent, whether pursuant to any bankruptcy or insolvency law, sharing of payments clause of any loan agreement or otherwise, such Lender shall, at Agent’s request, promptly return its proportionate share of such payment or application to Agent, together with the Lender’s proportionate share of any interest or other amount required to be paid by Agent with respect to such payment or application.

 11.2.6           Setoff.  If any Lender (including the Agent), acting in its individual capacity, shall exercise any right of setoff against a deposit balance or other account of the Borrowers held by such Lender on account of the Obligations, such Lender shall remit to the Agent all such sums received pursuant to the exercise of such right of setoff, and the Agent shall apply all such sums for the benefit of all of the Lenders hereunder in accordance with the terms of this Agreement.

 11.2.7           Distribution by Agent.  If in the opinion of the Agent distribution of any amount received by it in such capacity hereunder or under the Notes or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders.  In addition, the Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court.

 11.2.8           Delinquent Lender.  A Lender shall be deemed a “Delinquent Lender” hereunder (a) automatically and without further action by the Agent upon becoming an Impacted Lender, (b) by written notice from the Agent at any time such Lender has failed to make available to the Agent its pro rata share of any Loans in accordance with Section 11.2.1, or (c) automatically and without further action by the Agent ten (10) days following written notice by the Agent that such Lender has failed or refused to abide by any of its other obligations under this Agreement, including without limitation its obligation to make available to the Agent its pro rata share of any expenses or setoff, and such failure or refusal has not been cured during such ten (10) day period.  In any such case, in addition to the rights and remedies that may be available to the Agent, other Lenders, the Borrowers or any other party at law or in equity, and not in limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during such time as such Lender is an Impacted Lender or such time as any such failure or refusal continues (the “Delinquency Period”), and (ii) such Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments, the Lenders’ respective pro rata shares of all outstanding Loans shall have returned to those in effect immediately prior to such Delinquency Period and, if applicable, without giving effect to the nonpayment causing such Lender to be deemed a Delinquent Lender.  The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon either (y) (1) any such Impacted Lender no longer being an Impacted Lender (and not otherwise being a Delinquent Lender), and (2) the payment by the Delinquent Lender of its pro rata share of any Loans, expenses or setoffs as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid, and any late intraday reimbursement charge to be assessed by the Agent in accordance with Section 11.2.1, or (z) the affirmative consent of the Requisite Lenders.

The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund future Loans (the “Future Commitment”).  Upon any such purchase of the pro rata share of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.  Each Delinquent Lender shall indemnify Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its pro rata share of a Loan or to otherwise perform its obligations under the Loan Documents.

 11.2.9           Holders.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent.  Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

 11.3     Assignment and Participation.

 11.3.1           Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it), upon satisfaction of the following conditions: (a) each of the Agent and the Borrowers shall have given its prior written consent to such assignment (provided that, in the case of the Borrowers, such consent will not be unreasonably withheld and shall not be required if a Default or Event of Default shall have occurred and be continuing); (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (c) each assignment shall be in an amount that is at least $25,000,000.00 and is a whole multiple of $1,000,000.00, (d) each Lender which is a Lender at the time of such assignment shall retain, free of any such assignment, an amount of its Commitment of not less than $25,000,000.00, and (e) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit E hereto (an “Assignment and Acceptance”), together with any Notes subject to such assignment.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 11.3.3, be released from its obligations under this Agreement.

 11.3.2          Certain Representations and Warranties, Limitations, Covenants.  By executing and delivering an Assignment and Acceptance, the parties to such Assignment and Acceptance confirm to and agree with each other and the other parties hereto as follows:

   (a)          other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

   (b)          the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers and its affiliates, related entities or subsidiaries or any other person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrowers or any other person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

   (c)          such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements provided by the Borrowers as required by the terms of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

   (d)           such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

   (e)           such assignee represents and warrants that it is an Eligible Assignee;

   (f)            such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

   (g)           such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and

   (h)           such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

 11.3.3          Register.  The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Loans owing to the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $5,000.00.

 11.3.4          New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowers and the Lenders (other than the assigning Lender).  Within five (5) Business Days after receipt of such notice, the Borrowers, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially the form of the assigned Notes.  Within five (5) days of issuance of any new Notes pursuant to this Section 11.3.4, the Borrowers shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Lenders.  The surrendered Notes shall be cancelled and returned to the Borrowers.

 11.3.5           Participations.  Each Lender may sell participations to one or more banks or other financial institutions in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) each such participation shall be in a minimum amount of $5,000,000.00, (b) each participant shall meet the requirements of an Eligible Assignee, (c) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrowers, and (d) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

 11.3.6           Disclosure.  The Borrowers agree that, subject to compliance with the requirements of Section 12.13, any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

 11.3.7           Miscellaneous Assignment Provisions.  Any assigning Lender shall retain its rights to be indemnified pursuant to the terms of this Agreement and the other Loan Documents with respect to any claims or actions arising prior to the date of such assignment.  If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrowers and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes.  Anything contained in this Section 11.3.7 to the contrary notwithstanding (a) any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341, and (b) any Lender may assign, pledge or participate its interests, rights and obligations under this Agreement, including its right to receive and retain payments on its Note, in connection with any arrangement maintained by such Lender to fund credit facilities provided by that Lender; provided, however, that such Lender shall remain primarily and directly liable to timely and fully perform all of its obligations under this Agreement, and no such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents or require the Borrowers to have direct duties or responsibilities to more than one such assignee, pledgee, or participant of such pledgor Lender under this sentence.

 11.3.8           Assignment by Borrowers.  The Borrowers shall not assign or transfer any of their respective rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

 11.4     Administrative Matters.

 11.4.1           Amendment, Waiver, Consent, Etc.  Except as otherwise provided herein or as to any term or provision hereof which provides for the consent or approval of the Agent, no term or provision of this Agreement or any other Loan Document may be changed, waived, discharged or terminated, nor may any consent required or permitted by this Agreement or any other Loan Document be given, unless such change, waiver, discharge, termination or consent receives the written approval of the Requisite Lenders. Notwithstanding the foregoing, the unanimous written approval of all the Lenders (other than a Delinquent Lender) shall be required with respect to any proposed amendment, waiver, discharge, termination, or consent which:

    (a)     has the effect of (i) extending the Maturity Date, (ii) reducing the rate or extending the time of payment of interest or fees hereunder, (iii) increasing or reducing the principal amount of the Loan or any Note, or (iv) otherwise postponing or forgiving any of the Obligations (except that the Agent may, in its discretion, waive Default Rate interest and Late Charges);

    (b)     releases or discharges any material portion of the Collateral other than in accordance with the express provisions of the Loan Documents;

    (c)  amends, modifies or waives any provisions of this Section 11.4.1;

    (d)  amends, modifies or waives any provisions of Section 2.1.3 and the limitations set forth on Exhibit D or the definition of any term used therein or used in any of the financial covenants set forth in Section 7.25;

    (e)        reduces the percentage specified in the definition of Requisite Lenders;

    (f)     except as otherwise provided in the Agreement or arising by the assignment by a lender of a portion of its Commitment, changes the amount of any Lender’s Commitment or Commitment Percentage, or

    (g)     releases or waives any guaranty of the Obligations or indemnifications provided in the Loan Documents;

and provided, further, that without the consent of the Agent, no such action shall amend, modify or waive any provision of this Article or any other provision of any Loan Document which relates to the rights or obligations of the Agent.

 11.4.2           Deemed Consent or Approval.  With respect to any requested amendment, waiver, consent or other action which requires the approval of the Requisite Lenders or all of the Lenders, as the case may be, in accordance with the terms of this Agreement, or if the Agent is required hereunder to seek, or desires to seek, the approval of the Requisite Lenders or all of the Lenders, as the case may be, prior to undertaking a particular action or course of conduct, the Agent in each such case shall provide each Lender with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct.  The Agent may (but shall not be required to) include in any such notice, printed in capital letters or boldface type, a legend substantially to the following effect:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE.  FAILURE TO RESPOND WITHIN TEN (10) CALENDAR DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY THE BORROWERS OR THE COURSE OF CONDUCT PROPOSED BY THE AGENT AND RECITED ABOVE,”

and if the foregoing legend is included by the Agent in its communication, a Lender shall be deemed to have approved or consented to such action or course of conduct for all purposes hereunder if such Lender fails to object to such action or course of conduct by written notice to Agent within ten (10) calendar days of such Lender’s receipt of such notice; provided, however, that, upon the written request of any Lender for additional time to consider such proposed action or course of conduct in accordance with the requirements of such Lender’s internal review process, the foregoing 10-day period shall be extended by the Agent for up to an additional ten (10) calendar days.

            11.5      Commitment Increases.

 (a)           At any time and from time to time after the date hereof, the Commitment may be increased either by an Additional Lender establishing a Commitment Amount or by one or more then existing Lenders, at each such Lender’s sole discretion (an “Increase Lender”) increasing its Commitment Amount (each such increase by either means, a “Commitment Increase”) provided that no Commitment Increase shall become effective unless and until the Agent has approved (in its unrestricted discretion) such Commitment Increase, and the Borrowers, the Agent and the Additional Lender or the Increase Lender shall have executed and delivered an amendment with respect to such Commitment Increase.  Prior to the effective date of any Commitment Increase, the Borrowers shall issue a Note to the Additional Lender or, against surrender of its existing Note, to an Increase Lender in the amount of such Lender’s Commitment Amount after giving effect to such Commitment Increase.  Such new promissory notes shall constitute a “Note” for the purpose of the Loan Documents.  For the avoidance of doubt, and notwithstanding the Agent’s ability to approve or refuse Commitment Increases, no Lender’s Commitment Amount shall be increased as a result of a Commitment Increase without such Lender’s consent.

(b)           On the effective date of any Commitment Increase, the Agent shall recompute the Commitment Percentage for each Lender following the Commitment Increase, and within two (2) Business Days, the Agent shall request Advances from or shall direct prepayments of such Advances to, each Lender so that the total amount of all then outstanding Advances are shared pro rata with each Lender, pursuant to Section 2.3 hereof.

12.   GENERAL PROVISIONS.

 12.1     Notices.  Any notice or other communication in connection with this Agreement, the Notes, or any of the other Loan Documents (a “Notice”), shall be in writing, and (a) deposited in the United States Mail, postage prepaid, by registered or certified mail, or (b) hand delivered by any commercial recognized courier service or overnight delivery service such as Federal Express, or (c) sent by electronic mail transmission, addressed as set forth below:

If to the Borrowers:

c/o Centerline Mortgage Capital Inc.
100 Church Street, 15th Floor
New York, NY 10007
Attention :  Chief Financial Officer
email: mlarsen@centerline.com

with copies by regular mail or such hand delivery or electronic transmission to:

c/o Centerline Mortgage Capital Inc.
100 Church Street, 15th Floor
New York, NY 10007
Attention :  Treasurer
email: dmiller@centerline.com

and

Nixon Peabody LLP
437 Madison Avenue
New York, NY 10022
Attention: Alan S. Cohen, Esq.
email: ascohen@nixonpeabody.com

If to Agent:

Bank of America, N.A.
225 Franklin Street, 2nd Floor
Mail Stop MA1-225-02-04
Boston, MA  02110
Attention: John F. Simon, Senior Vice President
email: john.f.simon@baml.com

with copies by regular mail or such hand delivery or electronic transmission to (which shall not constitute notice):

Nutter, McClennen & Fish, LLP
Seaport West
155 Seaport Boulevard
Boston, MA 02210
Attention: Philip R. Rosenblatt
email: prosenblatt@nutter.com

If to a Lender, to such address for such Lender as appears on Schedule 1.

Any such addressee may change its address for such notices to such other address in the United States as such addressee shall have specified by written notice given as set forth above. All periods of notice shall be measured from the deemed date of delivery.

A notice shall be deemed to have been given, delivered and received for the purposes of all Loan Documents upon the earliest of: (a) if sent by such certified or registered mail, on the earlier of the third Business Day following the date of postmark or on the date of actual receipt, or (b) if hand delivered at the specified address by such courier or overnight delivery service, when so delivered or tendered for delivery during customary business hours on a Business Day, or (c) if electronic transmission is a permitted means of giving notice, upon receipt as evidenced by confirmation.

 12.2     Payments to be Charged as an Advance.  Any payments required by this Agreement, the Notes or any of the other Loan Documents may (but not before the due date thereof) be deducted by Lender from the amount, if any, not already advanced, and the same shall be deemed to be a Loan, or may be deducted from any Loan due hereunder.  Any attorneys’ fees, inspection fee, or any other expense payable by the Borrowers as herein provided for, or incurred in connection with the examination of the Collateral for the Loan, any tangible or intangible assets of the Borrowers, the drafting of the Loan Documents and other instruments evidencing or securing the Obligations and all other Loan Documents may be likewise deducted from the amounts, if any, not already advanced or from any Loan payable to the Borrowers and, in any event, charged as a Loan hereunder, but only to the extent payable by the Borrowers pursuant to Section 7.23 hereof.

 12.3     Parties Bound; Integration.  The provisions of this Agreement and of each of the other Loan Documents shall be binding upon and inure to the benefit of Borrowers and the Agent and each of the Lenders and their respective successors and assigns, except as otherwise prohibited by this Agreement or any of the other Loan Documents.

This Agreement is a contract by and among each of the Borrowers, Agent and each of the Lenders for their mutual benefit, and no third person shall have any right, claim or interest against either Agent, any of the Lenders, or any of the Borrowers as a third party beneficiary or otherwise by virtue of any provision hereof.

This Agreement is intended by the Borrowers, the Agent and the Lenders as the final, complete and exclusive statement of the transactions evidenced by this Agreement.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement.

 12.4     Waivers, Extensions and Releases.  Except as otherwise provided herein, the Agent, the Requisite Lenders or all of the Lenders, as applicable, may at any time and from time to time waive any one or more of the conditions contained herein or in any of the other Loan Documents, or extend the time of payment of the Loan, or release portions of the Collateral from the provisions of this Agreement and from the Security Documents, but any such waiver, extension or release shall be deemed to be made in pursuance and not in modification hereof, and any such waiver in any instance, or under any particular circumstance shall not be considered a waiver of such condition in any other instance or any other circumstance.

 12.5     Governing Law.

 12.5.1          Substantial Relationship.  It is understood and agreed that all of the Loan Documents were negotiated, executed and delivered in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.

 12.5.2          Place of Delivery.  The Borrowers agree to furnish to Agent at the Agent’s office in Boston, Massachusetts all further instruments, certifications and documents to be furnished hereunder.

 12.5.3          Governing Law.  This Agreement and each of the other Loan Documents shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of the State of New York without regard to principles of conflicts of law.

 12.6     Survival.  All representations, warranties, covenants and agreements of the Borrowers herein or in any other Loan Document, or in any notice, certificate, or other paper delivered by or on behalf of the Borrowers pursuant hereto are significant and shall be deemed to have been relied upon by Agent and each of the Lenders notwithstanding any investigation made by Agent or each of the Lenders or on its behalf and shall survive the delivery of the Loan Documents and the making of the Loan and each advance pursuant thereto.  No review or approval by Agent or the Lenders, or by any of their consultants or representatives, of any opinion letters, certificates by professionals or other item of any nature shall relieve the Borrowers or anyone else of any of the obligations, warranties or representations made by or on behalf of the Borrowers under any one or more of the Loan Documents.

 12.7     Cumulative Rights.  All of the rights of the Agent and the Lenders hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Agent and each Lender may determine in its sole good faith judgment.

 12.8     Obligations Absolute.  Except to the extent prohibited by applicable law which cannot be waived, the Obligations of the Borrowers under the Loan Documents shall be  absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which the Borrowers may have at any time against Agent or any of the Lenders whether in connection with the Loan or any unrelated transaction.

 12.9     Counterparts.  This Agreement and each other Loan Document may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument.  In making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of such loan agreement is sought.

 12.10   Time Of the Essence.  Time is of the essence of each provision of this Agreement and each other Loan Document.

 12.11   No Oral Change.  This Agreement and each of the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought (except no such writing shall be required for any party which, pursuant to a specific provision of any Loan Document, is required to be bound by changes without such party’s assent).  In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Agreement or any of the other Loan Documents.

 12.12   Monthly Statements.  While Agent may issue invoices or other statements on a monthly or periodic basis, it is expressly acknowledged and agreed that: (a) the failure of Agent to issue any statement on one or more occasions shall not affect the Borrowers’ obligations to make payments under the Loan Documents as and when due; (b) the inaccuracy of any statement shall not be binding upon the Agent or the Lenders and so the Borrowers shall always remain obligated to pay the full amount(s) required under the Loan Documents as and when due notwithstanding any provision to the contrary contained in any statement; (c) all statements are issued for information purposes only and shall never constitute any type of offer, acceptance, modification, or waiver of the Loan Documents or any of the Agent’s or Lenders’ rights or remedies thereunder; and (d) in no event shall any statement serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Loan Documents.

 12.13   Confidentiality.  Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its directors, officers, employees, representatives and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (provided that the Agent or affected Lender, as applicable, shall, to the extent reasonably practical, give the Borrowers reasonable notice prior to any such required disclosure and an opportunity to contest same, at the Borrowers’ sole cost and expense, and the Agent or the affected Lender, as applicable shall comply with any applicable protective order or equivalent imposed by any Governmental Authority as a condition of such disclosure), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrowers or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section.  For the purposes of this Section, “Information” means all information received from either of the Borrowers relating to either of the Borrowers or its business, including, without limitation, any information relating to any Pledged Loans or Pledged Securities, other than any such information that is or becomes available to the Agent or any Lender on a non-confidential basis from a source other than the Borrowers that is not, to the Agent’s or the affected Lender’s knowledge, prohibited from transmitting the information to the Agent or such Lender by a contractual or legal obligation.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

            12.14    Consent to Jurisdiction.  EACH OF THE PARTIES HERETO AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON ANY PARTY HERETO BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 12.1.  EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

12.15    JURY TRIAL WAIVER.   THE BORROWERS, THE AGENT AND THE LENDERS (BY ACCEPTANCE OF THIS AGREEMENT) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE BORROWERS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWERS CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR AGENT AND THE LENDERS TO ACCEPT THIS AGREEMENT AND MAKE THE LOAN.

12.16    Joint and Several Obligations.  Each of CMC and CMP hereby acknowledges and agrees that that it shall be jointly and severally liable for all of the Obligations of the Borrowers under this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by an Authorized Representative of each of the Borrowers and by the Agent and the Lenders as a sealed instrument as of the date first above written.

BORROWERS:                                                CENTERLINE MORTGAGE CAPITAL INC.

By:           /s/ Michael P. Larsen
Name:      Michael P. Larsen
Title:         Chief Financial Officer

             CENTERLINE MORTGAGE PARTNERS INC.

By:           /s/ Michael P. Larsen
Name:      Michael P. Larsen
Title:         Chief Financial Officer

AGENT AND LENDER:                                 BANK OF AMERICA, N.A.

By:           /s/ John F. Simon
Name:      John F. Simon
Title:         Senior Vice President

SCHEDULE 1 TO AGREEMENT
Lenders and Commitments
Lender	Commitment	Commitment Percentage	Address for Notices	Address for Advance Requests
Bank of America, N.A.	$100,000,000	100%	Bank of America, N.A. 225 Franklin Street, 2nd Floor Mail Stop MA1-225-02-04 Boston, MA 02110 Attn:: Mr. John F. Simon Senior Vice President email: john.f.simon@baml.com telephone: 617-346-4272

Bank of America, N.A.
225 Franklin Street, 2nd Floor
Mail Stop MA1-225-02-04
Boston, MA  02110

Attn:  Pauline Lettieri
          Assistant Vice President
email:  pauline.lettieri@baml.com
telephone: 617-346-4008

Attn:   Charlotte Nunez, Vice President
email: charlotte.nunez@baml.com
telephone: 617-346-5816

EXHIBIT A TO AGREEMENT
DEFINITIONS
Accounts has the meaning given that term in the UCC.

Additional Lender means a Person admitted as a Lender under this Agreement by the terms of an amendment hereto.

Adjusted Net Worth means as to the Borrower and its consolidated Subsidiaries, on any day, (a) Adjusted Total Assets less (b) Adjusted Total Liabilities.

Adjusted Total Assets means total assets determined on a consolidated basis consistent with GAAP and applied in a manner consistent with the financial statements delivered pursuant to this Agreement minus (a) advances to and receivables from Affiliates, Subsidiaries, directors and employees, (b) Investments in Affiliates, (c) assets pledged to secure obligations not included in Adjusted Total Liabilities, (d) restricted cash, (e) intangible assets (but not including value associated with mortgage servicing rights), and (f) goodwill.

Adjusted Total Liabilities means total liabilities determined on a consolidated basis consistent with GAAP applied in a manner consistent with the financial statements delivered pursuant to this Agreement minus loan loss reserves.

Advance means a disbursement by the Lenders under the Loan.

Advance Rate means, for each Advance made to fund a particular category of Mortgage Loan, the percentage applicable to such category, as set forth on Exhibit D.

Advance Request is defined in Section 2.3.1.

Affiliate means, for any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of, voting securities, by contract, or otherwise.

Agency Security means a Mortgage-backed Security issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.

Agent is defined in the initial paragraph hereof.

Agent’s Custodial Accountmeans the Agent's custodial account at The Bank of New York Mellon Corporation, or such other custodial account as the Agent may establish from time to time.

Agreement means this Fourth Amended and Restated Warehousing Credit and Security Agreement, as it hereafter may be amended and/or restated, and any provision hereof waived, from time to time.

Applicable Rate means, for any day, either (a) the Daily Floating LIBOR Rate for such day, plus one and 9/10 percent (1.90%) or (b) if the Daily Floating LIBOR Rate is unavailable (as described in the definition thereof), then the Prime Rate for such day, plus one and 9/10 percent (1.90%).

Approved Custodian means U.S. Bank National Association, Bank of America, N.A., The Bank of New York Mellon Corporation, Wells Fargo Bank, N.A., Fannie Mae, Freddie Mac and any recognized financial institution or another Person which is qualified in all respects and deemed acceptable to the Agent, in its unrestricted discretion exercised in good faith, to act as a custodian for either (a) a Mortgage Loan or (b) a Mortgage Pool.

Approved Investor means any entity listed on Exhibit H, attached hereto, which list may be amended from time to time by the Agent to reflect the elimination or addition of certain Approved Investors.  Absent manifest error, the Agent’s records indentifying these Approved Investors and reflecting those Approved Investors which have, from time to time, been removed from, or added to, Exhibit H shall be conclusive.  The Agent may from time to time, and, at the reasonably request of the Borrowers, shall, create an updated Exhibit H reflecting the then current Approved Investors and furnish such updated list to the Borrowers at the address provided in Section 12.1 of the Agreement.

Assignment and Acceptance is defined in Section 11.3.1.

Authorized Representatives is defined in Section 4 and listed in Section 4 to the Disclosure Schedule.

BBA LIBOR has the meaning set forth in the definition of Daily Floating LIBOR Rate.

Borrowers is defined in the initial paragraph hereof.

Business Day means any day of the year on which offices of the Agent are not required or authorized by law to be closed for business in Boston, Massachusetts.  If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day.  Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no “February 30th”), the payment shall be due on the last Business Day of the calendar month.

Cash Collateral Account means, as to the Borrowers, a demand deposit account maintained at the Agent, in the Agent’s name (as the Agent for the Lenders) and designated for receipt of the proceeds of the sale or other disposition of Collateral associated with Mortgage Loans originated by the Borrowers.

Cash Equivalents  means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition (other than paper or notes issued by an Affiliate of the Borrowers), (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, and (f) U.S. dollar denominated time and demand deposit accounts or money market accounts with those domestic banks meeting the requirements of item (i) or (ii) of clause (b) above and any other domestic commercial banks insured by the FDIC with an aggregate balance not to exceed $100,000 in the aggregate at any time at any such bank.

CCG means Centerline Capital Group Inc., a Delaware corporation.

Centerline Servicing means C-III Asset Management LLC, a Delaware limited liability company (f/k/a Centerline Servicing LLC) and successor in interest to Centerline Servicing Inc. (f/k/a ArCap Servicing, Inc.).

Central Elements means and includes: (a) the value of a substantial part of the Collateral; (b) the prospects for repayment of each portion of the Loan, both principal and interest, when due; (c) the validity or enforceability of this Agreement or any other Loan Document; (d) the rights, remedies and benefits available to, or conferred upon, the Agent or any of the Lenders under the Loan Documents; or (e) as to any Person referred to in any reference to the Central Elements, such Person’s property, business operations, financial condition or ability to fulfill its obligations under this Agreement or any other Loan Document, each taken as a whole on a stand-alone and consolidated basis, or such Person’s prospects, on a stand-alone and consolidated basis, of continuing in business as a going concern.

Change in Control means the occurrence of any of the following:

(a)           the occurrence of any events or circumstances such that any of CMC, CMP or CCG, either directly or indirectly, shall no longer be controlled by CHC;

(b)           as to CHC: (i) any merger or consolidation of CHC with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of CHC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of the common shares representing a majority of the total voting power on a fully diluted basis of the aggregate outstanding securities of the transferee or surviving entity normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity; (ii) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of the common shares representing a majority of total voting power of the aggregate outstanding common shares of CHC normally entitled to vote in the election of directors of CHC; (iii) during any period of twelve (12) consecutive calendar months, individuals who were directors or trustees of CHC on the first day of such period (together with any new directors or trustees whose election by the board of directors or board of trustees of CHC or whose nomination for election by the stockholders of CHC was approved by a vote of a majority of the directors  or trustees then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of CHC; or (iv) any Person becomes entitled to either force a change in the individuals serving on CHC’s board of directors, or name one or more individuals to serve on CHC’s board of directors, as a result of such Person’s rights as a holder of any preferred capital stock of CHC; or

(c)           in the event that CCG issues preferred capital stock creating rights to force any change in CCG’s board of directors, if any, or management, the exercise of any such rights resulting in any such forced changes.

CHC means Centerline Holding Company, a Delaware statutory trust.

CMC means Centerline Mortgage Capital Inc., a Delaware corporation, a Borrower hereunder.

CMP means Centerline Mortgage Partners Inc., a Delaware corporation, a Borrower hereunder.

Co-Funding Amount means, with respect to any Advance made on or after the date hereof in connection with a particular Eligible Loan, an amount equal to the difference of the Total Fundings associated with such Eligible Loan minus the amount of such Advance, which Co-Funding Amount shall be provided in accordance with the terms of Section 7.28.

Collateral is defined in Section 3.1.

Collateral Documents means, with respect to each Mortgage Loan, (a) the Mortgage Note, the Mortgage and all other documents executed in connection with or relating to the Mortgage Loan, (b) the original lender’s ALTA title insurance policy or its equivalent, (c) documents evidencing an FHA “Commitment to Insure”, if applicable, (d) the appraisal, the environmental assessment, the engineering report, certificates of casualty or hazard insurance, credit information on the maker of the Mortgage Note, (e) any other document listed in Exhibit B, and (f) any other document that is customarily desired for inspection or transfer incidental to the purchase of any Mortgage Note by an Approved Investor or that is customarily executed by the seller of a Mortgage Note to an Approved Investor.

Collateral Value means, as to any Pledged Asset (other than an FHA Construction Loan), and as of any date of determination: (a) with respect to any Pledged Loan, (i) the lesser of the Mortgage Note Amount of such Pledged Loan and the Committed Purchase Price of such Pledged Loan, or (ii) if the Purchase Commitment relating to such Pledged Loan is a Defaulted Commitment, the Fair Market Value of such Pledged Loan; and (b) if an Eligible Loan has been exchanged for a Pledged Security, (i) the lesser of the Total Fundings outstanding against the Eligible Loan backing the Pledged Security and the Committed Purchase Price for such Pledged Security, or (ii) if the Purchase Commitment relating to such Agency Security is a Defaulted Commitment, the Fair Market Value of the Agency Security.  With respect to each Advance relating to an FHA Construction Mortgage Loan, the Collateral Value means the lesser of the Total Fundings related to such specific Advance and the Committed Purchase Price related to such Total Fundings.

Commitment shall mean, with respect to each Lender, the obligation of Lenders to make Advances or to the Borrowers under Section 2.1.1 in the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment.

Commitment Amount means, for each Lender, the amount set forth on Schedule 1, and, in the aggregate under this Agreement, the aggregate amount for all the Lenders set forth on Schedule 1 not to exceed $100,000,000.

Commitment Increase is defined in Section 11.5(a).

Commitment Percentage means, with respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as may be amended from time to time by the Agent as provided in Section 11.

Committed Purchase Price means for an Eligible Loan (a) the dollar price as set forth in the Purchase Commitment or, if the price is not expressed in dollars, the product of the Mortgage Note Amount multiplied by the price (expressed as a percentage) as set forth in a Purchase Commitment for the Eligible Loan, or (b) if the Eligible Loan is to be used to back an Agency Security, the product of the Mortgage Note Amount multiplied by the price (expressed as a percentage) as set forth in a Purchase Commitment for the Agency Security.

Contractual Obligation means, for any Person, any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, or other instrument to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

Corresponding Amount is defined in Section 11.2.1(a).

Daily Floating LIBOR Rate means, for each day, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Bloomberg (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m. (London time) on such day (if such day is a LIBOR Business Day) or the immediately preceding LIBOR Business Day (if such day is not a LIBOR Business Day), for U.S. dollar deposits with a term equivalent to one (1) month.  If such rate is not available at such time for any reason, then the “Daily Floating LIBOR Rate” shall be the rate per annum determined by the Agent to be the rate at which deposits in U.S. dollars in same day funds in the approximate amount of the then outstanding principal balance of the Advances and with a term equivalent to one (1) month would be offered by the Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on such day (if such day is a LIBOR Business Day) or the immediately preceding LIBOR Business Day (if such day is not a LIBOR Business Day).  If at any time the Agent’s London branch is not offering such rate, the Daily Floating LIBOR Rate shall be deemed to be unavailable.

Damages is defined in Section 7.24.

Debt Service means for any period of determination, for the Borrowers on a consolidated basis, the sum of (a) Interest Expense for such period, plus (b) the aggregate amount of regularly scheduled or mandatory principal payments of Indebtedness (excluding principal payments required under this Agreement or other similar agreements described in Section 7.14.1(c) and optional prepayments and balloon principal payments due on maturity) required to be made during such period.

Debt Service Coverage Ratio means the ratio of EBITDA to Debt Service.

Default is defined in Section 9.1.

 Defaulted Commitment means any Purchase Commitment under which any of the following events have occurred and remain uncured with respect to the Approved Investor committed under such Purchase Commitment:

 (a) the Approved Investor:  (i) has applied for or consented to the appointment of a receiver, trustee, custodian, intervener or liquidator of itself or of all or substantially all of its assets, (ii) has filed a voluntary petition as debtor in bankruptcy or admitted in writing that it is unable to pay its debts as they become due; (iii) has made a general assignment for the benefit of creditors; (iv) has filed a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any debtor relief laws; (v) has filed an answer admitting the material allegations of, or consented to, or defaulted in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (vi) has take any partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing; or

 (b) an order, order for relief, judgment, or decree has been entered by any court of competent jurisdiction or other competent authority approving a petition seeking the Approved Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of the Approved Investor or of all or substantially all of its assets, and such order, judgment, or decree has continued and remains in effect for a period of sixty (60) days;

 (c) the Approved Investor has repudiated, challenged, or declared unenforceable its obligations under the Purchase Commitment or a court of competent jurisdiction finds such Purchase Commitment unenforceable; or

(d) the Approved Investor has defaulted in the performance of any covenant or agreement contained in any Purchase Commitment.

Defaulted Loss Share Loans means Loss Share Loans which are sixty (60) or more days past due or are otherwise in default.

Default Rate is defined in Section 2.4.8.

Deficiency is defined in Section 2.4.3(d).

Delinquency Period is defined in Section 11.2.8.

Delinquent Lender is defined in Section 11.2.8.

Deposit Yield Agreement means a written agreement between the Borrowers and a Lender setting forth the terms and conditions under which such Lender has agreed to pay certain deposit placement fees to the Borrowers based upon available deposits maintained by the Borrowers with such Lender, as amended and/or restated from time to time.

Disclosure Schedule means the disclosure schedule of even date herewith executed and delivered by the Borrowers to the Agent and the Lenders, pursuant to which the Borrowers describe certain exceptions to the representations and warranties set forth herein and otherwise disclose certain information required hereunder to the Agent and the Lenders.

DUS Loan Loss Reserves means reserves established by the Borrowers to absorb estimated future losses related to Fannie Mae Mortgage Loans sold by the Borrower to Fannie Mae.

EBITDA means, for any period of determination, an amount derived from (a) Net Income for such period, plus (b) to the extent included in the determination of Net Income, depreciation, amortization, Interest Expense and income taxes, plus or minus (c) to the extent included in the determination of Net Income for such period, any extraordinary losses or gains resulting from sales, write-downs, write-ups, write-offs or other valuation adjustments of assets or liabilities, plus (d) non-cash DUS Loan Loss Reserves, minus (e) any loss share payments made with respect to the Fannie Mae DUS Program, minus (f) any loss share payments made with respect to a Freddie Mac Mortgage Loan, minus (g) additions to restricted cash, minus (h) any tax benefit, minus (i) actual taxes paid, and minus (j) any other non-cash income including, without limitation, non-cash income resulting from Servicing Contracts, in each case, determined with respect to the Borrowers and their respective consolidated Subsidiaries on a consolidated basis consistent with GAAP applied in a manner consistent with the financial statements delivered pursuant to this Agreement.

Eligible Assignee  shall mean (a) a Lender, (b) an Affiliate of any Lender, and (c) any other Person approved by the Agent (which approval will not be unreasonably withheld, conditioned or delayed), but in any event shall expressly exclude the Borrowers or any Affiliate of the Borrowers.

Eligible Loan means a Mortgage Loan that satisfies the conditions and requirements of Exhibit D and other applicable provisions of this Agreement for supporting an Advance.

Eligible Mortgage Pool means a Mortgage Pool for which (a) an Approved Custodian has issued its initial certification, (b) there exists a Purchase Commitment covering the Agency Security to be issued on the basis of that certification and (c) the Agency Security will be delivered to the Agent.

ERISA and ERISA Plan each is defined in Section 6.9.

Escrow Account means, with respect to each of the Borrowers, either an interest bearing or zero interest money market or demand deposit account maintained with the Agent into which such Borrower may deposit escrows and other reserves established with respect to Mortgage Loans originated by such Borrower.

Event of Default is defined in Section 9.1.

Fair Market Value means, at any time for an Eligible Loan or a related Agency Security (if the Eligible Loan is to be used to back an Agency Security) as of any date of determination: (a) with respect to an Eligible Loan, the lesser of (i) the applicable Mortgage Note Amount and (ii) the market value for such Eligible Loan as determined by Agent based on market data for similar Eligible Loans and such other criteria as Agent deems appropriate in its sole discretion; (b) with respect to an Agency Security issued with respect to any Eligible Loan other than an FHA Construction Mortgage Loan, the lesser of (i) the Mortgage Note Amount for such Eligible Loan and (ii) the market value for such Agency Security as determined by the Agent based on market data for similar Mortgage-backed Securities and such other criteria as the Agent deems appropriate in its sole discretion; and (c) with respect to an Agency Security issued with respect to any Eligible Loan consisting of an FHA Construction Mortgage Loan, the lesser of (i) the Total Fundings made to fund the specific draw on such FHA Construction Mortgage Loan backing such Agency Security and (ii) the market value for such Agency Security as determined by Agent based on market data for similar Mortgage-backed Securities and such other criteria as Agent deems appropriate in its sole discretion.

Fannie Mae means the Federal National Mortgage Association and any successor.

Fannie Mae DUS Program means the Fannie Mae Delegated Underwriting and Servicing Program.

Fannie Mae Mortgage Loan means a permanent loan on a Property originated under, and underwritten to the permanent loan standards of, Fannie Mae’s Delegated Underwriting and Servicing Guide.

Fannie Mae Reserve Account means that certain lender reserve account established in favor of Fannie Mae by the Borrowers and maintained at US Bank pursuant to that certain the Amended and Restated Fannie Mae Delegated Underwriting and Servicing Master Loss Sharing Agreement dated as of September 30, 2005 by and among Fannie Mae, the Borrowers and US Bank, as amended and in effect.

Fee Letter means that certain letter agreement of even date herewith between the Borrowers and the Agent with respect to certain fees, as the same may be modified, amended, supplemented or restated from time to time.

FHA means the Federal Housing Administration and any successor agency or other entity.

FHA Construction Mortgage Loan means a loan for the construction or substantial rehabilitation of a Property, payment and performance of which is fully insured by FHA.

FHA Mortgage Loan means either an FHA Construction Mortgage Loan or an FHA Project Mortgage Loan.

FHA Project Mortgage Loan means a permanent loan on a Property, payment and performance of which is fully insured by FHA.

First Mortgage means a Mortgage that constitutes a first Lien on the real property covered by the Mortgage.

First Mortgage Loan means a Mortgage Loan secured by a First Mortgage.

Freddie Mac means the Federal Home Loan Mortgage Corporation, and any successor.

Freddie Mac Mortgage Loan means a permanent loan on a Property originated under, and underwritten to the permanent loan standards of, Freddie Mac as described in the Freddie Mac Multifamily Seller/Servicer Guide, as amended, supplemented and/or restated from time to time.

Funding Account means, with respect to the Borrowers, a demand deposit account maintained at the Agent in the Borrowers’ name, into which account the proceeds of each Advance made hereunder upon request of either of the Borrowers shall be deposited.

Future Commitment is defined in Section 11.2.8.

GAAP means accounting principles that are consistent with the generally accepted accounting principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time.

General Intangibles has the meaning given that term in the UCC.

Ginnie Mae means the Government National Mortgage Association, an agency of the United States government, and any successor agency or other entity.

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

Governmental Authorization means any permit, license, authorization, plan, directive, consent order, or consent decree of or from any Governmental Authority.

Hedging Arrangement means an arrangement designed to protect a Person from fluctuations in interest rates or asset values and not acquired by a Person for speculation.

HUD means the Department of Housing and Urban Development, and any successor agency or other entity.

Impacted Lender means any Lender that has, or is the Subsidiary of any Person that has, (a) become the subject of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation proceeding or any other proceeding under any debtor relief law, (b) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (c) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (d) been deemed by a Governmental Authority to be insolvent.

Increase Lender is defined in Section 11.5(a).

Indebtedness means all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the consolidated balance sheet of the Borrowers and the Borrowers’ Subsidiaries as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified:  (a) all obligations for borrowed money or other extensions of credit whether or not secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Borrowers and its Subsidiaries and all obligations representing the deferred purchase price of property,  (b) all obligations evidenced by bonds, notes, debentures or other similar instruments; (c) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (d) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others or otherwise, including any obligations with respect to puts, swaps, and other similar undertakings, any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit; and (e) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of the Borrowers and its Subsidiaries; but excluding, in all events obligations arising under operating leases, accounts payable, trade payables and expenses arising in the ordinary course of business, loan loss reserves and deferred taxes.

Indemnified Party is defined in Section 7.24.

Information is defined in Section 12.15.

Interest Expense means, for any period of determination, the sum (calculated on an annualized basis), on a consolidated basis of all interest, premium payments, debt discounts, fees, charges and related expenses of the Borrower for such period in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and specifically includes, without duplication, interest payable during such period under this Agreement, but only to the extent such interest expense exceeds interest income included in the Borrower’s Net Income for such period.

Investment shall mean the acquisition of any real or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof, but excluding Mortgage Loans, Agency Securities and any real property acquired on exercise of rights under a Mortgage Loan entered into or acquired by the Borrowers in the ordinary course of their business consistent with the terms of this Agreement.

Late Charges is defined in Section 2.4.9.

Legal Requirements shall mean all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to any Pledged Assets, Fannie Mae, FHA, Freddie Mac, Ginnie Mae, zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lenders means, on any date of determination, the financial institutions named on Schedule 1, and, subject to the terms and conditions of this Agreement, their respective successors and assigns.

LIBOR Business Day shall mean a Business Day upon which commercial banks in London, England are open for domestic and international business

Lien means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of such an agreement and any agreement to give any security interest).

Liquidation Proceeds means amounts received by the Agent and/or the Lenders in the exercise of the rights and remedies under the Loan Documents.

Loan is defined in Section 2.1.1.

Loan Documents is defined in Section 3.7.

Loss Share Loans means Servicing Loans and any other loans as to which the Borrowers have any loss sharing exposure, including, without limitation, any such Servicing Loans or other loans that have been transferred to Fannie Mae or Freddie Mac for resolution.

Manufactured Housing Community Property means a ground lease manufactured housing community facility, which has at least 100 pads and is eligible for financing under (and as defined in) either the Fannie Mae Manufactured Housing Communities Product Line or Section 207 of the National Housing Act.

Maturity Date means the earlier of September 24, 2013 or the date upon which the Commitments are terminated or the Loan is accelerated in accordance with the applicable provisions of this Agreement.

Moody’s means Moody’s Investors Service, Inc.

Mortgage means a mortgage or deed of trust on real property that is improved and substantially completed.

Mortgage-backed Securities means securities that are secured or otherwise backed by Mortgage Loans.

Mortgage Loan means a Fannie Mae Mortgage Loan, a Freddie Mac Mortgage Loan or an FHA Mortgage Loan, which is evidenced by a Mortgage Note and secured by a Mortgage.

Mortgage Note means a promissory note secured by one or more Mortgages.

Mortgage Note Amount means, as of any date of determination, the then outstanding and unpaid principal amount of a Mortgage Note (whether or not an additional amount is available to be drawn under that Mortgage Note).

Mortgage Pool means a pool of one or more Pledged Loans on the basis of which a Mortgage-backed Security is to be issued.

Multifamily Property means real property that contains or that will contain more than 4 dwelling units.

Net Income means with respect to any period of determination, the net income (or deficit) of the Borrowers and their respective consolidated Subsidiaries for such period after deduction of all expenses, taxes, and other proper charges, determined on a consolidated basis consistent with GAAP applied in a manner consistent with the financial statements delivered pursuant to this Agreement.

Notes means the promissory notes of the Borrowers, substantially in the form of Exhibit F hereto, evidencing the obligation of the Borrowers to repay the Loan, and all renewals and extensions of all or any part thereof.

Notice is defined in Section 12.1.

Obligations means, collectively, all payment and performance obligations and liabilities of the Borrowers (a) hereunder and under the other Loan Documents, including, without limitation, with respect to principal, interest, fees, charges, costs, expenses and all other amounts payable by the Borrowers hereunder or thereunder, and (b) for Automated Clearing House exposure and liabilities and obligations under the Borrowers’ other cash management arrangements and account agreements with the Agent or a Lender, in each case whenever incurred, whether direct or indirect, and whether absolute or contingent, together with all renewals, extensions, modifications and increases of any such obligations and liabilities.

Operating Account means, with respect to each of the Borrowers, a demand deposit account maintained at the Agent in such Borrower’s name, which shall serve as an operating account for such Borrower.

Original Agreement is defined in the recitals hereto.

PBGC means the Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Intercompany Subordinated Debt means indebtedness owed by the Borrowers and/or one or more of their respective Subsidiaries to an Affiliate (other than one another), which indebtedness has a maturity date which is later than the Maturity Date, and which is subordinate to the Obligations pursuant to a subordination agreement reasonably satisfactory to the Agent, which shall permit repayment as long as (a) no Default then exists, and (b) no Default would thereupon occur (including on a pro forma basis as if applicable financial covenants were tested as of the date of such repayment).

Person means any individual, corporation, partnership, trust, limited liability company, unincorporated association, business, or other legal entity, and any Governmental Authority.

Pledged Assets means, collectively, Pledged Loans and Pledged Securities.

Pledged Hedging Account is defined in Section 3.1.10.

Pledged Hedging Arrangement is defined in Section 3.1.10.

Pledged Loans is defined in Section 3.1.2.

Pledged Securities is defined in Section 3.1.3.

Prime Rate means the per annum rate of interest so designated from time to time by Agent as its prime rate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Changes in the Prime Rate shall be effective on the date Agent announces a change in its “prime” or “base” rate.

Property means a Multifamily Property, a Seniors Property, or a Manufactured Housing Community Property, securing a Mortgage Loan.

Purchase Commitment means a written and fully executed commitment, in form and substance reasonably satisfactory to Agent, issued in favor of any the Borrowers by an Approved Investor under which that Approved Investor commits to purchase Pledged Assets.

Receivables is defined in Section 3.1.9.

Register is defined in Section 11.3.3.

Release Amount is defined in Section 3.3.6.

Reportable Event is defined in Section 6.9.

Requisite Lenders  means as of any date, (a) if there are less than three (3) Lenders holding Commitments, Requisite Lenders shall mean all such Lenders, or (b) if there are three (3) or more Lenders holding Commitments, Requisite Lenders shall mean the Lenders whose aggregate Commitments constitute at least sixty-six and two-thirds percent (66-2/3%) of the Commitment Amount.  A Delinquent Lender and its Commitment shall be disregarded for purposes of determining Requisite Lenders.

S&P means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

Second Amended and Restated Agreement is defined in the recitals hereto.

Second Mortgage means a Mortgage that constitutes a second Lien on the property covered by the Mortgage.

Second Mortgage Loan means a Mortgage Loan secured by a Second Mortgage.

Security Documents means the Collateral Documents assigned to the Agent for the ratable benefit of the Lenders which are required to be delivered to the Agent pursuant to the terms hereof in connection with each Advance.

Seniors Property means improved real property used as a nursing home, intermediate care facility, board and care home, or assisted-living facility as those terms are defined in Section 232 of the National Housing Act (12 U.S.C. 1715w).

Serviced Loans means loans secured by a mortgage lien on a Property with respect to which the Borrowers provides servicing, but only if such servicing is performed under a Servicing Contract.

Servicing Contract means each agreement between a Borrower and Fannie Mae, Freddie Mac, FHA or Ginnie Mae, pursuant to which such Borrower services Serviced Loans, in each case as amended and/or restated from time to time.  Notwithstanding the foregoing, “Servicing Contract” shall not include any agreement with respect to any Serviced Loans included in the Spinnaker Transaction.

Servicing Portfolio means the Borrowers’ portfolio of Servicing Contracts.

Spinnaker Credit Agreement is defined in Section 7.14.3(a).

Spinnaker Transaction means the issuance of certain multifamily housing revenue bonds acquired by Freddie Mac as more fully described in that certain Servicing Agreement, dated as of December 1, 2007, by and between, Freddie Mac and CMC (as the same may be amended, restated, supplemented or otherwise modified from time to time).

Subordinated Rights is defined in Section 7.28.

Subservicing Agreements means, collectively:  (a) that certain Subservicing Agreement, dated as of March 1, 2010, between CMP and Centerline Servicing relating to mortgage loans purchased by Freddie Mac; (b) that certain Amended and Restated Subservicing Agreement, dated as of March 1, 2010, between CMC and Centerline Servicing relating to the securitization of multi-family housing revenue bonds from certain of CHC’s direct and indirect Subsidiaries to Freddie Mac; (c) that certain Amended and Restated Subservicing Agreement, dated as of March 1, 2010, between CMC and Centerline Servicing relating to mortgage loans purchased by Fannie Mae; (d) that certain Master Subservicing Agreement, dated as of June 25, 2010, between CMC and Midland Loan Services, Inc. (“Midland”) relating to mortgage loans purchased by FHA; and (e) any similar agreements pursuant to which Midland or another entity acceptable to FHA shall provide primary and special servicing and sub-servicing for the Borrowers’ FHA portfolio, each with market terms and conditions reasonably acceptable to the Agent.

Subsidiary  means any corporation, association, partnership, limited liability company, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding voting interests of such entity.

Total Fundings means the aggregate total amount of all outstanding Advances and Co-Funding Amounts with respect to (a) any specific Pledged Asset, or (b) a specific Advance in connection with any specific Pledged Asset.

Trust Receipt means a trust receipt in a form approved by and under which Lender may deliver any document relating to the Collateral to the Borrowers for correction or completion.

UCC means the Uniform Commercial Code in effect in the State of New York, or any other applicable jurisdiction.

Unused Fee is defined in Section 2.5.2.

Warehouse Period means, for each Advance made to fund a particular category of Mortgage Loan, the period of time applicable to such category, as set forth on Exhibit D, measured from the date the first Advance is made with respect to a particular Pledged Asset.

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